UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
ITERIS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
OF ITERIS, INC.
TO BE HELD SEPTEMBER 7, 2023
To the Stockholders of Iteris, Inc.:
NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Iteris, Inc., a Delaware corporation, will be held on September 7, 2023 at 4:00 p.m. Central Time, held exclusively online by means of a live virtual webcast at meetnow.global/MD5FVCL, for the following purposes, as more fully described in the proxy statement accompanying this notice:
a.To elect Joe Bergera, Gary Hall, Gerard M. Mooney, Laura L. Siegal, Thomas L. Thomas, Kimberly Valentine-Poska, and Dennis W. Zank to the Board of Directors, each to hold such office until the next annual meeting of stockholders and until his or her successor is elected and qualified.
b.To conduct an advisory vote to approve the compensation of our named executive officers, as described in the proxy statement accompanying this notice.
c.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2024.
d.To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

All stockholders are cordially invited to attend the Annual Meeting which again will be held using only virtual communications this year. Based on our experience over the last three years, we have determined that a virtual meeting is most cost-effective for both Iteris and our shareholders. As a result, there will be no physical in-person meeting location for this Annual Meeting.
All stockholders of record as of the close of business on July 27, 2023 are entitled to notice of and to vote during the Annual Meeting, and at any and all postponements or adjournments thereof. It is important that all of our stockholders be represented at our Annual Meeting. Whether you plan to attend the Annual Meeting virtually or not, we urge you to vote your shares by submitting your proxy as soon as possible. Submitting your proxy card or voting instruction form does not affect your right to vote during the Annual Meeting if you attend the Annual Meeting virtually. Also, if you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to sign, date and return each proxy card or voting instruction form to ensure that all of your shares are voted.

Austin, TX	BY ORDER OF THE BOARD OF DIRECTORS
July 28, 2023
Joe Bergera Chief Executive Officer

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY PROXY PRIOR TO THE MEETING. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE DO SO PROMPTLY TO ENSURE YOUR PROXY ARRIVES IN SUFFICIENT TIME.

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______________________
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
OF ITERIS, INC. TO BE HELD ON SEPTEMBER 7, 2023
______________________
The Board of Directors (the “Board”) of Iteris, Inc., a Delaware corporation (sometimes referred to as “Iteris,” the “Company,” “we,” “us,” or “our”), is soliciting your proxy for the Company’s 2023 Annual Meeting of Stockholders and any and all adjournments or postponements of such meeting (the “Annual Meeting”). Based on our experience over the last three years, we have determined that a virtual meeting is most cost-effective for both Iteris and our shareholders. Therefore, the Annual Meeting will be held at 4:00 p.m. Central Time on September 7, 2023, through the virtual meeting live webcast site located at meetnow.global/MD5FVCL. At our Annual Meeting, stockholders will be able to attend and vote by visiting meetnow.global/MD5FVCL. Stockholders who wish to submit questions at the Annual Meeting may do so in advance or during the Annual Meeting. You will find instructions for how to submit such questions in this proxy statement. The approximate date on which this proxy statement and the enclosed proxy materials are first being released to the Company’s stockholders is July 28, 2023. Our principal executive offices are located at 1250 S. Capital of Texas Hwy., Bldg. 1, Suite 330, Austin, TX 78746.
References in this proxy statement to fiscal years refer to the Company’s fiscal year ended March 31 of the referenced year. For example, “Fiscal 2022” refers to the fiscal year ended March 31, 2022, “Fiscal 2023” refers to the fiscal year ended March 31, 2023 and “Fiscal 2024” refers to the fiscal year ending March 31, 2024.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
This Proxy Statement and our Annual Report (including our Annual Report on Form 10-K for the fiscal year ended March 31, 2023) (the “Annual Report”) is available on the Internet by accessing www.edocumentview.com/ITI, or at www.envisionreports.com/ITI for registered holders. Information on this website does not constitute part of this Proxy Statement and shall not be deemed incorporated by reference therein.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Who is soliciting this proxy and who will bear the cost of soliciting this Proxy Statement?
The enclosed proxy is being solicited by our Board of Directors. Iteris will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card, and any additional material furnished to our stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries, and nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers, or employees. No additional compensation will be paid to these individuals for any such services.
In the discretion of management, we reserve the right to retain a professional firm of proxy solicitors to assist in solicitation of proxies. Although we do not currently expect to retain such a firm, we estimate the fees of such firm would range from $5,000 to $20,000 plus out-of-pocket expenses, all of which would be paid by us.
Where and when will the Annual Meeting take place?
The Annual Meeting will be held virtually, on Thursday, September 7, 2023, at 4:00 p.m., Central Time, via the Internet at meetnow.global/MD5FVCL. Online check-in will begin at 3:30 p.m., Central Time, to allow time for online check-in procedures. We encourage you to access the online Annual Meeting prior to the start time.

The virtual Annual Meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. You should ensure that you have a strong Wi-Fi connection wherever you intend to participate in the Annual Meeting (see below question “What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?” for technical support contact information).

How do I attend the virtual Annual Meeting on the Internet?
Registered Stockholders. If you are a registered stockholder of record (i.e., you hold your shares directly in your name through our transfer agent, Computershare), you do not need to register to attend the virtual Annual Meeting. Please follow the instructions on the notice or proxy card that you received. You may submit any questions you would like to ask at the Annual Meeting in advance or during the Annual Meeting. You will find instructions for how to vote and submit such questions below in this proxy statement.
Beneficial Stockholders. If you hold your shares through an intermediary, such as through a brokerage account or by a bank, trustee or other nominee (each a “Nominee”) and not in your name, then you are the beneficial owner of such shares. If you hold your shares beneficially, you must register in advance to attend the virtual Annual Meeting.
For beneficial stockholders to register to attend the virtual Annual Meeting you must submit proof of your proxy power (legal proxy) reflecting your Iteris holdings along with your name and email address to Computershare, by email or by mail as described below. You may need to contact your Nominee, such as your bank or broker, to obtain your legal proxy. Requests for registration must include your proof of your legal proxy, be labeled as “Legal Proxy,” and be received no later than 4:00 p.m., Central Time September 4, 2023.
Through the contact information you provide to Computershare, you will receive from Computershare a confirmation of your registration with a control number that will allow you to login to the virtual Annual Meeting site as a stockholder. You may submit any questions you would like to ask at the Annual Meeting in advance or during the Annual Meeting. You will find instructions for how to vote and submit such questions below in this proxy statement.
Requests for registration to attend our virtual Annual Meeting should be directed to us at the following:
By email:
Forward the email from your broker, or attach an image of your legal proxy, to:
legalproxy@computershare.com
By mail:
Computershare
Iteris Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Stockholders will be able to attend our Annual Meeting online and vote during the Annual Meeting electronically by visiting meetnow.global/MD5FVCL via the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to ask questions and vote and submit your proxy in advance of the Annual Meeting by one of the methods described in this proxy statement. There will be a question- and-answer session at the end of the Annual Meeting. You can submit questions and comments by clicking the icon (illustrated below) located on the virtual Annual Meeting center website.

Guest Attendees. You do not need to be a registered stockholder of record or have legal proxy to attend this virtual Annual Meeting as a guest. You are invited to attend our virtual Annual Meeting as a “guest,” but such guest attendees will only be able to listen to the Annual Meeting. A guest attendee may not ask questions or vote at the Annual Meeting. If you attend as a guest attendee, please click “I am a guest” when accessing the virtual Annual Meeting link on the Internet. Please follow the instructions at the virtual Annual Meeting site (see above question “Where and when will the Annual Meeting take place?”).
Why a virtual Annual Meeting format?
We are utilizing a virtual meeting format to enhance stockholder access and encourage participation and communication with our management. We will continue to ensure that our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. We believe this format facilitates stockholder attendance and participation by enabling all stockholders to participate fully, and equally, using any Internet-connected device from any location around the world at no cost. We also believe a virtual meeting saves the Company and stockholders time and money.

What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may experience in accessing the virtual Annual Meeting. If you encounter any technical difficulties in accessing the virtual Annual Meeting during the check-in or meeting time, please call:
Tel # (Toll-free): 1 (888)-724-2416
Tel # (Toll line): +1 781-575-2748 (International)
Who is entitled to vote at the Annual Meeting?
You are entitled to vote your shares of our common stock at the Annual Meeting if you owned the shares as of the close of business on July 27, 2023 (the “Record Date”). As of the Record Date, there were a total of 42,741,744 shares of our common stock outstanding and entitled to vote at the Annual Meeting. No shares of our preferred stock are currently outstanding. You are entitled to one vote for each share of common stock that you own.
What matters will be voted upon at the Annual Meeting and what are the Board of Directors’ recommendations for the proposals?
The only matters that we currently expect will be voted on at the Annual Meeting are the following proposals, and the Board’s recommendation to you regarding such proposals is set forth opposite each proposal below:

Proposals	Board’s Recommendation
1. Election of the Board of Directors.	✓ FOR each nominee
2. Approval, by advisory vote, of the compensation of our named executive officers, as described in this proxy statement.	✓ FOR
3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2024.	✓ FOR
The foregoing proposals are described in more detail in this proxy statement.
What if other matters come up at the Annual Meeting?
Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the persons designated in the proxy cards, Joe Bergera and Kerry A. Shiba, will vote your shares in their discretion.
What constitutes a quorum for the Annual Meeting?
The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at such meeting. If you sign and return your proxy card or authorize a proxy to vote through the Internet or by telephone, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials. If a quorum is not present at the scheduled time of the Annual Meeting, the Annual Meeting may be adjourned until a quorum is present. Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered to be the stockholder of record of such shares, and we are sending the notice and these proxy materials directly to you. If you are a stockholder of record, you should have received a proxy card with this proxy statement for you to use to vote your shares.
Beneficial Owner. If your shares are held in a brokerage account or by a Nominee and not in your name, then you are considered the beneficial owner of such shares held in street name, and the notice and proxy materials are being forwarded to you on behalf of your Nominee. As the beneficial owner, you have the right to direct your Nominee how to vote your shares. Your Nominee has enclosed a voting instruction form with this proxy statement for you to use in directing the Nominee how to vote your shares.
Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the Nominee who holds your shares giving you the right to vote the shares at the Annual

Meeting. If you are a beneficial owner of your shares and you wish to attend the virtual Annual Meeting, vote, and submit questions, you must register in advance (see above question — “How do I attend the virtual Annual Meeting on the Internet?” and see below questions “How do I vote my shares?” and “How will I be able to submit a question?”).
How do I vote my shares?
You may vote your shares prior to the Annual Meeting in any one of the following three ways: (i) by mail, (ii) electronically over the Internet or (iii) by telephone. If you are a stockholder of record, you may vote by returning a completed proxy card in the enclosed postage-paid envelope or through the Internet or by telephone as described on your proxy card. If you are a beneficial owner, in lieu of a proxy card, you should receive a voting instruction form from your Nominee by mail. The voting instruction form from your Nominee should indicate whether the Nominee has a process for beneficial holders to vote over the Internet or by telephone. Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers. Stockholders who do not desire to vote over the Internet or by telephone may complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.
Beneficial owners with shares held by a Nominee may vote their shares, in lieu of Nominee’s voting process, via the Internet only if you obtain a legal proxy from the Nominee that holds your shares giving you the right to vote the shares. Beneficial owners of shares held by a Nominee as of the Record Date will need to register in advance to vote and attend the virtual Annual Meeting (see above question — “How do I attend the virtual Annual Meeting on the Internet?”). If you are a stockholder of record or a beneficial owner that have obtained legal proxy (with a Computershare-provided control number), you may also vote your shares electronically during the Annual Meeting over the Internet only. To vote during the Annual Meeting, please go to meetnow.global/MD5FVCL, at the time of the Annual Meeting (check-in will begin at 3:30 p.m., Central Time), have your control number available (which can be found on your proxy card form for stockholders of record or which is your Computershare-provided control number for beneficial owners) and follow the instructions to participate in the virtual Annual Meeting. We recommend that you vote your shares in advance as described above to ensure your vote will be counted if you later decide not to attend the Annual Meeting.
How will I be able to submit a question?
Stockholders of record and beneficial owners that have obtained legal proxy (with a Computershare-provided control number) may submit questions for the Annual Meeting in advance of and during the Annual Meeting by submitting them via the Annual Meeting center website (meetnow.global/MD5FVCL) and entering your control number (found on your proxy card form if you are a stockholder of record and Computershare-provided control number if you are a beneficial owner that has obtained legal proxy). (see above question — “How do I attend the virtual Annual Meeting on the Internet?”).
No recording of the Annual Meeting is allowed, including audio and video recording.
Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this proxy statement to ensure that your vote will be represented at the Annual Meeting. We reserve the right to eject an attendee or cut off speaking privileges for behavior likely to cause disruption or annoyance or for failure to comply with reasonable requests or the rules of conduct for the Annual Meeting, such as time limits applicable to attendees who are permitted to speak.
We will endeavor to answer as many questions submitted by stockholders as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

The Annual Meeting is a live webcast and will also be recorded. Starting the day following the Annual Meeting, you will be able to find the recording of this Annual Meeting on the Investor Relations section of our website at www.iteris.com
What are broker non-votes and how are broker non-votes treated?
Broker non-votes occur when shares held in street name by a Nominee for a beneficial owner are not voted with respect to a particular proposal because (i) the Nominee does not receive voting instructions from the beneficial owner, and (ii) the Nominee lacks discretionary authority to vote the shares.
Broker non-votes will not be treated as shares represented and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares represented and entitled to vote (even if the same shares are considered present for quorum purposes and may be entitled to vote on other matters). Thus, a broker non-vote will not affect the outcome of the voting on a proposal for which the minimum affirmative vote required for approval of the proposal is a plurality or a majority (or some other percentage) of (i) the votes actually cast, or (ii) the shares represented and entitled to vote.
A Nominee only has discretionary authority to vote shares on a proposal that is considered a “routine” matter under applicable rules and related guidance. Proposal 3 for the ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter and, accordingly, a Nominee has discretionary authority to vote shares on such proposal. The other proposals included in this proxy statement are considered “non-routine” matters. As such, a Nominee does not have discretionary authority to vote shares on such proposals. Accordingly, your shares may be voted on Proposal 3 if they are held in the name of a brokerage firm even if you do not provide the brokerage firm with voting instructions. Proposals 1 and 2 are considered “non-routine” matters. Therefore, if you do not provide voting instructions to your brokerage firm, no vote for your shares will be cast with respect to these proposals and a broker non-vote will result for these shares.
What vote is required to elect a director?
For Proposal 1, you may vote “FOR” or “AGAINST” any director nominee or you may abstain from voting with respect to a director nominee’s election. In an uncontested director election, a nominee must receive the affirmative vote of a majority of the votes cast with respect to that nominee to be elected. As such, the number of shares voted “FOR” a director nominee must exceed the number of votes cast as “AGAINST” that nominee’s election. In a contested director election (i.e., where the number of nominees exceeds the number of directors to be elected), then each director nominee shall be elected by a plurality of the votes of shares properly represented and entitled to vote in such election at such meeting. For purposes of the election of directors, abstentions and broker non-votes, if any, will be excluded from the vote and will not be counted in determining the outcome of a director’s election.
What happens if a majority of the votes cast are not voted in favor of a director nominee?
Pursuant to the procedures set forth in the Company’s bylaws, in the event that a nominee who is already a director of the Company does not receive a majority of the votes cast with respect to such nominee in an uncontested election of directors, such nominee is required to promptly tender his or her resignation to the Board for consideration. If a director’s resignation is not accepted, that director will continue to serve until our next annual meeting of stockholders and his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. If the Board accepts the director’s resignation, it may, in its sole discretion, either fill the resulting vacancy or decrease the size of the Board to eliminate the vacancy.
What is the required vote for approval of Proposals 2 and 3?
For each of the other proposals, you may vote “FOR” or “AGAINST” the proposal or you may abstain from voting on the proposal. The approval of Proposals 2 and 3 will require the affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting. For purposes of Proposals 2 and 3, broker non-votes will not affect the outcome of the voting on these proposals and abstentions will have the same effect as a vote against these proposals.
May I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, there are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the Annual Meeting, as follows:
•Vote again by telephone or at the Internet website.
•Transmit a revised proxy card or voting instruction form that is dated later than the prior one.
•Vote electronically during the Annual Meeting, at the Internet website.
•Notify the Company’s Corporate Secretary in writing that a prior proxy is revoked.
If you are a beneficial owner of shares, your broker or Nominee should provide instructions explaining how you may change or revoke your voting instructions.
Please note that, in order to be counted, the revocation or change must be received by the Company prior to the close of the Annual Meeting on September 7, 2023. The latest-dated, timely, properly completed proxy that you submit to the Company, whether by mail, telephone or the Internet, will count as your vote. If a vote has been recorded for your shares and you subsequently submit a proxy card that is not properly signed and dated, then the previously recorded vote will stand.

Is cumulative voting permissible?
No. Cumulative voting is not permitted by our certificate of incorporation.
Will I have appraisal or similar dissenters’ rights in connection with the proposals to be voted on at the Annual Meeting?
No. You will not be entitled to appraisal or similar dissenters’ rights in connection with the proposals to be voted on at the Annual Meeting.
How will my shares be voted?
Any proxy that you submit and that is not revoked will be voted as you direct. If you are a stockholder of record and you indicate when voting through the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the persons designated as proxy holders in the accompanying proxy card will vote your shares as follows:
•“FOR” the election of each of the persons nominated by the Board in Proposal 1.
•“FOR” the approval, by advisory vote, of the compensation of our named executive officers, as described in this proxy statement.
•“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending March 31, 2024.
If you are a beneficial owner of shares of our common stock and your Nominee does not receive instructions from you about how your shares are to be voted, then your Nominee will have the discretion to vote your shares on the “routine” matter being considered at the Annual Meeting (Proposal 1), but will not be able to vote your shares on the “non-routine” matters being considered at the Annual Meeting (Proposal 2 and Proposal 3), meaning that broker non-votes will result for these matters.
In the event any director nominee declines or is unable to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named in the enclosed proxy card will vote for the election of such person or persons as may be designated by the present Board. The enclosed proxy grants the proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting, as well as any procedural matters. We have not been notified by any stockholder of any intention to present a stockholder proposal at the Annual Meeting.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided instructions to the contrary. If you wish to receive a separate set of proxy materials now, please send your request to: Iteris, Inc., 1250 S. Capital of Texas Hwy., Bldg. 1, Suite 330, Austin, TX 78746, Attention: Corporate Secretary or via email at proxymaterials@iteris.com or by calling (866) 641-4276. A separate set of proxy materials will be sent promptly following receipt of your written or oral request. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
Who will count the votes?
The inspector of election for the Annual Meeting, who is appointed by the Board, will count the votes. It is expected that a representative of our transfer agent will serve as the inspector of election.

PROPOSAL 1: ELECTION OF DIRECTORS
Seven persons have been nominated for election at the Annual Meeting. All directors are elected annually and hold office until the next annual meeting of stockholders, and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. On the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), our Board selected and approved the following persons as nominees for election at the Annual Meeting: Joe Bergera, Gary Hall, Gerard M. Mooney, Laura L. Siegal, Thomas L. Thomas, Kimberly Valentine-Poska and Dennis W. Zank. Each nominee is currently a member of our Board and has agreed to serve if elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of the nominees named above.
We have no reason to believe that any of the director nominees will be unwilling or unavailable to serve if elected as a director. In the event any of the director nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the proxy holders named in the enclosed proxy will exercise discretionary authority to vote for substitutes.

Voting Requirements
In May 2018, our Board approved an amendment to the Company’s bylaws to implement a majority voting requirement for uncontested elections of directors. As a result, in such elections, a nominee must receive the affirmative vote of a majority of the votes cast with respect to that nominee. This means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast as “AGAINST” that nominee’s election.
Our Board has adopted a resignation policy, which requires that any incumbent director nominee who fails to receive the requisite majority vote in an uncontested election must tender to the Board for its consideration his or her resignation from the Board and from all of the Board committees on which he or she serves. The Board will then assess the appropriateness of such nominee continuing to serve as a director. In its discretion, the Board will decide whether or not to accept or reject the resignation. The policy also provides that any director who tenders his or her resignation will not participate in the Board action regarding the consideration of such resignation.
Recommendation of the Board of Directors
Our Board of Directors recommends a vote “FOR” each of the director nominees listed above and below.
Director Nominees

The table and narrative below set forth information as of July 27, 2023 regarding each director nominee, including the year they first became directors of Iteris, their business experience during at least the past five years, the public company boards on which they currently serve or have served on during the past five years, and certain other biographical information. The Nominating and Corporate Governance Committee believes that these persons have qualifications, competencies, and diversity that are important to an effective board of directors, as further detailed in the “Director Qualifications Matrix” under “Corporate Governance, Board Meetings and Committees” below.

Name	Age	Current Position(s) with Iteris
J. Joseph (“Joe”) Bergera	59	Chief Executive Officer, President and Director
Gary Hall	56	Director
Gerard M. Mooney(1)(3)	69	Director
Laura L. Siegal(1)(2)	60	Director
Thomas L. Thomas(2)(3)(4)	74	Chairman of the Board
Kimberly L. Valentine-Poska	57	Director
Dennis W. Zank(1)(2)	68	Director
_______________________
(1)    Current member of the Audit Committee.
(2)    Current member of the Compensation Committee.
(3)    Current member of the Nominating and Corporate Governance Committee.
(4)    Our bylaws provide that our Chairman of the Board is also an ex-officio member of each of our Board committees.

J. Joseph (“Joe”) Bergera has served as our director, President and Chief Executive Officer since September 2015. Prior to joining Iteris, Mr. Bergera worked for Roper Technologies, Inc. (formerly, Roper Industries, Inc.), a diversified industrial technology company, concurrently serving as Group Vice President, Software, overseeing a portfolio of software entities from September 2011 to September 2015, and as President of iTrade Network, a Roper subsidiary, from August 2013 to September 2015. Earlier, Mr. Bergera worked as Executive Vice President and General Manager, Tax Solutions at CCH Wolters Kluwer from March 2011 to September 2011. From June 2004 to March 2011, he also served in senior executive positions with Sage Software, most recently as Executive Vice President and General Manager, where he managed the Company’s worldwide portfolio of customer relationship management (CRM) software products and was recognized for his leadership in technology innovation. Previous experience included working at InfoVista, a software company, as Senior Vice President, Worldwide Marketing, Astrolink (acquired by Liberty Media), a start-up communications platform, as Senior Vice President, Worldwide Marketing, and MicroStrategy, a publicly held business intelligence platform, as Director, Vertical and Channel Marketing. Mr. Bergera began his career at American Management Systems (acquired by CGI, Inc.), an information technology and business consulting services firm, where he was a Principal in the firm’s technology consulting practice. Since June 2022, Mr. Bergera has served as a member of the board of directors for the Intelligent Transportation Society of America. Educational experience includes receiving a B.A., Government from Colby College in 1986 and an M.B.A., Business Strategy from the University of

Chicago in 1992. The Board believes that Mr. Bergera’s over 30 years of leadership experience in global technology companies, where he has led a range of strategic, product, and commercial activities to enhance enterprise value and operating performance, qualifies him to serve as a director.

Gary Hall has served as a director of Iteris since July 2023. Mr. Hall is currently a Partner and President of Infrastructure & Public Finance at Siebert Williams Shank & Co., LLC (“Siebert”), the nation’s largest minority-owned investment bank. Mr. Hall is a Principal and member of the Investment Committee for Clear Vision Fund, Siebert’s impact investment fund. Mr. Hall is currently also Partner at American Triple I Partners (“Triple I”), an infrastructure private equity firm that focuses on transportation, energy, knowledge and information systems, and smart city investments. Before joining Siebert in June 2013 and Triple I in February 2019, Mr. Hall was an investment banker with JPMorgan Securities LLC from April 2001 to June 2013, where Mr. Hall assisted state and local governments with accessing funding for capital improvements and/or refinancing existing debt portfolios. Mr. Hall also worked in the Mergers & Acquisitions Group of Banc One Capital Markets, Inc. assisting both middle-market companies and financial sponsor firms with strategic alternatives, including dispositions, acquisitions and capital raises. Prior to that, Mr. Hall was appointed a White House Fellowship and served as a Special Advisor to the Under Secretary of the Treasury for Domestic Finance in the U.S. Department of Treasury. He was also a corporate finance attorney with Gardner, Carton and Douglas (now Faegre Drinker), where he represented and counseled institutional and entrepreneurial clients on securities, mergers, acquisitions and complex commercial transactions. Before his career in law, he worked in the Office of the Mayor for the City of Chicago, including posts with the City’s Office of Budget and Management. Mr. Hall currently serves on the Board of Directors of the Securities Industry and Financial Markets Association (“SIFMA”) since November 2020, the Bay Area Council (Executive Committee) since July 2018, and is a Trustee for the National Recreation Foundation and the California Academy of Sciences. Mr. Hall also currently serves on the Financial Industry Regulatory Authority’s (FINRA) Fixed Income Advisory Committee since May 2021, the Milken Institute’s Public Finance Advisory Board (Executive Committee) since January 2021, and the National Association of State Treasurers’ (NAST) Corporate Affiliate Board since December 2022. From October 2014 to September 2019, Mr. Hall served on the Municipal Securities Rulemaking Board (MSRB), the self-regulatory organization that safeguards the $4 trillion municipal securities industry. He served as chairman of the MSRB from October 2018 to September 2019. Mr. Hall received a B.B.A. in Finance from Howard University and J.D. from the University of Notre Dame. The Board believes that Mr. Hall’s public service, financial experience, legal expertise, and nuanced market understanding qualify him to serve as a director. We found Mr. Hall through a thorough process focused on identifying and evaluating potential additional directors with his characteristics, led by an independent director search consultant selected by and reporting to our Nominating and Corporate Governance Committee.

Gerard M. Mooney has served as a director since September 2013. Mr. Mooney worked for International Business Machines Corporation (“IBM”) for 14 years before retiring to focus on his board work, most recently serving as General Manager of IBM’s Worldwide Government & Education Industry Segments (2008 to 2011), head of its Global Smarter Cities business profit center (2011 to 2012), representing $10 billion of revenue, and Vice President Strategy for IBM’s Public Sector (2012 to 2014). In addition to the aforementioned roles, he served IBM as V.P. Corporate Strategy Emerging Businesses and V.P. of IBM’s Venture Capital Group where he directed worldwide responsibilities for this growth and innovation program and led business development strategies working with venture capital firms, in addition to overseeing M&A activity. In this role he was recognized with the designation of being one of IBM’s “300 Up & Comers.” Prior to IBM, Mr. Mooney worked for Hewlett-Packard (1994 to 2000) in various senior roles, including as General Manager of its Education Division, General Manager of its New Venture Program, Manager of its Bioscience Products, Manager of Business Development and Manager of Electroluminescent Technology. He previously served as president for a joint venture between Westinghouse and Tokyo Electric, which resulted in a successful sale to Hewlett-Packard. Mr. Mooney’s professional career started with Westinghouse Electric in Corporate Development. He also served as a Commissioned Officer in the U.S. Coast Guard for eleven years. He is a former member of the board of directors for the Intelligent Transportation Society of America. He has an M.B.A. from Yale University, M.S. in Accounting from Georgetown University and a B.A. in Philosophy from Mount Saint Mary’s College. The Board believes that Mr. Mooney’s extensive financial and management experience, as well as his experience with emerging technologies, strategic initiatives, business development and operations within the technology, transportation and smart cities sectors qualify him to serve as a director.

Laura L. Siegal has served as a director of Iteris since May 2018. Since May 2022, Ms. Siegal has served as the Chief Financial Officer for Integrated Polymer Solutions, a private equity owned advanced materials and engineered components company serving the aerospace, defense, medical, semiconductor and robotics sectors. Previously she was a Partner and Chief Financial Officer for Acorn Growth Companies, a private equity firm investing in aerospace, defense and intelligence, from 2019 to 2022. From 2013 to 2019, Ms. Siegal served as Chief Financial Officer and a member of the board of directors for NEO Tech, an electronics contract manufacturer, where she was responsible for developing and implementing a growth strategy that significantly increased revenue and diversified the company’s markets from aerospace and defense to medical, industrial and aerospace and defense and expanded their locations from primarily California to a global operation with facilities across North America and China. Previously, Ms. Siegal worked for thirteen years with publicly traded Kratos Defense and Security Solutions, and held a number of financial management positions, most recently serving as Vice President, Corporate Controller and Principal Accounting Officer. Ms. Siegal played a financial role helping the company to pivot from its core business as a wireless telecommunications service provider with a $200 million revenue base, into an $850 million products and services company providing command, control, communication, computer, intelligence, surveillance and reconnaissance products to government and commercial customers. Ms. Siegal has a B.A. degree in Economics from University of California, San Diego and is licensed as a certified public accountant in California. She currently also serves on the board of Creation Technologies Ltd, a privately held global electronics manufacturing company serving the industrial technology, transportation, medical, and aerospace and defense markets. The Board believes that Ms. Siegal’s 30 years of experience growing technology companies ranging up to $1 billion, leadership experience as Chief Financial Officer of three companies, and demonstrated success in acquisitions of over 30 public and private companies, debt restructurings, integration and rationalization of global operations, and developing and deploying strategic initiatives qualify her to serve as a director.

Thomas L. Thomas has served as a director of Iteris since 1999 and Chairman of the Board since 2016. Mr. Thomas is the managing partner of T2 Partners, a private management consulting and investment business, which he founded in January 2011. Previously, he served as a director of Accurate Group from 2012 until 2021, which specializes in technology-driven appraisal management and title services. Prior to that, he served from 2009 until 2011 as Executive Chairman and Chief Executive Officer for International Decision Systems, an asset management finance and portfolio management software company. For four years prior, Mr. Thomas was President and Chief Operating Officer for Global Exchange Services (GSX), a provider of business-to-business EDI and supply chain solutions, where he was responsible for global operations and P&L operating in 40 countries. From 2000 until 2004, Mr. Thomas served as Chairman, President and Chief Executive Officer for HAHT Commerce, an enterprise software company, which was sold to Francisco Partners. Previously, Mr. Thomas was President and CEO of Ajuba, Inc, and led the development of this middleware technology company, which was sold to Interwoven, Inc. From 1998 to 2000, he was Chairman, President and Chief Executive Officer for Vantive Corporation, an enterprise software company, specializing in the development of customer relationship management (CRM), data analytic and sales force automation, where he led the successful sale of the company to PeopleSoft. Prior to that, Mr. Thomas worked for five years with 3Com Corporation, a global technology organization, as their first Senior Vice President and Chief Information Officer, where he led the development and installation of a global operating system integrating numerous global acquisitions, substantially enhancing shareholder value. He was also Senior Vice President of e-Business, where he led the development of the 3Com global e-business model and business unit, substantially growing its revenue. Mr. Thomas worked for Michael Dell at Dell Computer Corporation from 1993 until 1995 and was hired as their first Chief Information Officer, where he led the establishment of their scalable global order management, manufacturing and supply chain systems. From 1987 until 1993, Mr. Thomas was Vice President, Information Systems for Kraft Foodservice, a division of Kraft General Foods, one of the largest food companies in the U.S. From 1981 until 1987, Mr. Thomas was VP, MIS for Sara Lee Corporation. He began his career in 1969 with Humana, Inc. where he reached the role of Director, MIS. Mr. Thomas holds a B.S. in Commerce and Doctor of Humane letters degree from Bellarmine University, where he is the Chair Emeritus and has served as a member of the board of trustees since 2000. The Board believes that Mr. Thomas' extensive industry and Company experience, along with his financial expertise, qualify him to serve as a director.

Kimberly Valentine-Poska has served as a director of Iteris since July 2023. Currently, she serves as Managing Director for Global Capital Markets, Inc., a global middle-market investment bank. She joined the firm in 2017 when she was hired to establish and run the company’s Technology and Healthcare Practices for North America. From 2003 to 2016, Ms. Valentine-Poska was Partner and Founder of Valentine Properties, working with investors in the areas of real estate investment and financial services. Previously, Ms. Valentine-Poska worked for Deloitte & Touche LLP (“Deloitte”) from 1998 to 2003, where she served as a Partner and managed the Investment Banking Group in Los Angeles and Orange County, advising technology, software, and real estate companies on mergers and acquisitions, IPOs, and debt and equity financing. Prior to Deloitte, Ms. Valentine-Poska founded her own financial advisory firm, focused on technology and real estate, which she successfully sold after four years. In 2023, Ms. Valentine-Poska was recognized nationally by Opus Connect as one of the “Top 25 Women in M&A”. Currently, she serves on the Board of Directors of Empire Valuation Consultants, Inc., a New-York-based independent valuation firm, as well as the Advisory Board at the Carl R. Woese Institute for Genomic Biology, an interdisciplinary facility for genomics research at the University of Illinois at Urbana-Champaign. Additionally, Ms. Valentine-Poska has served on various nonprofit boards. Ms. Valentine-Poska has an M.B.A. from Harvard Business School and a B.S. from University of Southern California, where she graduated summa cum laude and Valedictorian. The Board believes that Ms. Valentine-Poska’s 30 years of experience in investment banking and financial services, and extensive experience advising technology and software companies, qualifies her to serve as a director. We found Ms. Valentine-Poska through a thorough process focused on identifying and evaluating potential additional directors with her characteristics, led by an independent director search consultant selected by and reporting to our Nominating and Corporate Governance Committee.

Dennis W. Zank has served as director of Iteris since January 2020. He possesses 45 years of experience in financial services, working for Raymond James Financial, Inc. (“Raymond James”). He most recently held the role of Chief Operating Officer (2012 to 2018), where he played a key role directing Raymond James to its prominent industry position. His immediate prior role was President of Raymond James & Associates (2002 to 2012), the parent company’s largest revenue segment. He joined the organization in 1978 and rose up the ranks to serve in multiple leadership positions including finance, treasury, operations, regulatory, sales, M&A, and strategy development during the company’s growth from $15 million in revenue to $12 billion in revenue. Mr. Zank currently serves in a financial advisory role at the company and he has also served on multiple committees and sub-committees at Raymond James during his tenure. Mr. Zank has also served as a former Board member of the Options Clearing Corporation (2000 to 2006) and the National Securities Clearing Corporation (1994 to 1997). He holds an

M.B.A. from the University of Tampa and a B.S. in accounting from the University of South Florida. The Board believes that Mr. Zank’s extensive management, financial and industry experience, and his comprehensive understanding of the organization, qualify him to serve as a director.

Family Relationships
There are no family relationships among any of our directors or executive officers.
CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES
Director Independence
Our policy is to have a majority of the directors qualify as “independent” under the standards established by The Nasdaq Stock Market (“Nasdaq”). The Board has determined that each of our directors, other than our Chief Executive Officer, Joe Bergera, satisfies the requirements for “independence” using the standards established by Nasdaq.
Board Structure
The Board does not have a policy regarding the separation of the roles of the Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board from time to time. However, the Board has determined that having an independent director serve as the Chairman is currently in the best interest of our company and stockholders in recognition of the different demands and responsibilities of the roles and to emphasize the independence of the role of Chairman. The independent members of the Board also meet regularly in executive sessions.
Board Meetings and Committees
We currently have three standing committees of the Board, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance (“NCG”) Committee. Each has a written charter that is reviewed annually and revised as appropriate.
A copy of each committee’s charter is available on the Investor Relations section of our website at www.iteris.com.
During Fiscal 2023 the Board held six formal meetings, the Audit Committee held four formal meetings, the Compensation Committee held four formal meetings; and the NCG Committee held three formal meetings. During Fiscal 2023, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the standing committees of the Board on which such director served during that period.
Audit Committee.   The current members of our Audit Committee are Ms. Siegal and Messrs. Mooney and Zank. Mr. Zank serves as the Chairman of this committee. The Board has determined that each member of the Audit Committee is “independent” under the standards established by both the Nasdaq rules and the SEC rules regarding audit committee members. The Board has identified Mr. Zank as the member of the Audit Committee who qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee.
The Audit Committee oversees on behalf of the Board (a) the conduct of the Company’s accounting and financial reporting processes, the audits of our financial statements and the integrity of the Company’s audited financial statements and other financial reports; (b) the performance of the Company’s internal accounting, internal auditing, and financial controls function; (c) the engagement, replacement, compensation, qualifications, independence and performance of our independent auditors, and (d) the portions of our Code of Ethics and Business Conduct and related policies regarding our accounting, internal accounting controls or auditing matters. The Audit Committee also reviews and approves or disapproves related party transactions identified in Item 404 of SEC Regulation S-K and makes recommendations to the full Board regarding the same.
The Audit Committee meets privately with our independent registered public accounting firm from time to time, and such firm has unrestricted access to, and reports directly to, the Audit Committee. The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2024 and is recommending that our stockholders ratify this appointment at the Annual Meeting.
Compensation Committee.   The current members of our Compensation Committee are Ms. Siegal and Messrs. Thomas and Zank. Mr. Thomas serves as the Chairman of this committee. The Board has determined that each member of the Compensation Committee is “independent” under the standards established by both the Nasdaq rules and SEC rules regarding compensation committee members.
The primary purposes of the Compensation Committee are to (a) evaluate officer and director compensation policies, goals, plans and programs; (b) oversee compensation programs and policies for all employees as they relate to the Company’s risk management; (c) determine the cash and non-cash compensation of our directors and “executive officers” as defined in the rules promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (d) review, and make recommendations to the Board with respect to the administration of our equity-based and other incentive compensation plans for all employees; (e) evaluate the performance of our executive officers; (f) assist the Board in evaluating potential candidates for executive officer positions with the Company and oversee management succession planning; and (g) produce the committee report required by the applicable rules and regulations of the SEC and other regulatory bodies for inclusion in our annual proxy statements.

The Compensation Committee meets periodically to review and establish the salaries, bonuses and incentive plans for our executive officers. The Compensation Committee considers a number of factors in determining the compensation plans and elements for, and the amount of each compensation element paid to, our executive officers, including publicly available data from independent outside sources, our general business conditions and objectives, and the committee’s subjective determination with respect to each executive’s contributions to such objectives. To assist the committee in its review, our Chief Executive Officer provides to the Compensation Committee his evaluations of the other executive officers and makes recommendations with respect to executive compensation matters; however, the final decisions regarding the compensation of our executive officers are made by the Compensation Committee. The Compensation Committee retained Frederic W. Cook & Co., Inc., an independent compensation consultant (“FW Cook”), to advise on executive compensation and nonemployee director compensation. FW Cook did not provide any other services to us in Fiscal 2023 beyond its engagement as an advisor to the Compensation Committee on executive compensation matters and nonemployee director compensation. The Compensation Committee assessed the independence of FW Cook pursuant to SEC and Nasdaq rules and concluded that no conflict of interest existed that would have prevented FW Cook from serving as an independent consultant to the compensation committee currently or during Fiscal 2023.

Nominating and Corporate Governance Committee.   The current members of the NCG Committee are Messrs. Mooney and Thomas. Mr. Mooney serves as the Chairman of this committee. The Board has determined that each member of the NCG Committee is “independent” under the standards established by Nasdaq.
The primary purposes of the NCG Committee are to assist the Board in (a) establishing the minimum qualifications for director nominees; (b) identifying and evaluating director nominees; (c) recommending to the Board candidates for the Annual Meeting of Stockholders or to fill any vacancies on the Board; and (d) developing and assessing corporate governance policies and making recommendations related to such policies to the Board.
Criteria for Director Candidate Qualifications
Our NCG Committee applies the same standards in considering director candidates submitted by stockholders as it does in evaluating other candidates, including incumbent directors. The identification and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the Board from time to time. As a result, there is no specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and Nasdaq listing requirements and the provisions of our certificate of incorporation, bylaws and charters of the Board’s committees. However, the NCG Committee and the Board have identified the following skills and qualifications listed below in alphabetical order as important criteria to consider for membership on our Board. In evaluating these skills and qualifications, we consider work done outside of the Company, as well as service with the Company if of sufficient duration, generally five years or more:
➢    Board Experience—Experience serving on public company boards of directors.
➢    Data/Analytics—A demonstrated understanding of data and analytics, as well as the ability to commercialize the resulting processes, techniques and/or insights.
➢    Diversity—Representation of gender, racial, ethnic and/or other diverse perspectives that expand the Board’s understanding of the needs and viewpoints of our customers, partners, employees, governments and other stakeholders worldwide.
➢    Financial Sophistication—Past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.
➢    Growth/Value Creation—Demonstrated experience in entrepreneurial growth and/or other transformational operating models resulting in measurable increase in stockholder value.
➢    Mergers and Acquisitions (M&A)—Experience evaluating and leading buy-and/or sell-side acquisitions and other strategic transactions, with the ability to assess “build or buy” decisions, analyze the fit of a target with our strategy and culture, accurately value transactions, and evaluate operational integration plans.
➢    Operating Leadership—Experience as a chief executive officer, president, chief operating officer or general manager leading an organization our size or bigger.

➢    Product/Technology—Experience working in technology, resulting in knowledge of how to anticipate technological trends, generate disruptive innovation, and extend or create new business models.
➢    SaaS/IaaS—Experience in software-as-a-service (SaaS), infrastructure-as-a-service (IaaS) and/or subscription-based, software-enabled service delivery models.
➢    Sales and Marketing—Experience developing strategies to grow sales and market share, build brand awareness and equity, and enhance enterprise reputation.
➢    Smart Mobility—Experience related to the application of cloud computing, artificial intelligence, advanced sensors, advisory services and/or managed services to the transportation sector, including mobility-as-a-service, connected and automated vehicles and/or transportation infrastructure.
Director Qualifications Matrix

Board members should possess a combination of the skills, professional experience and diversity of viewpoints and backgrounds necessary to oversee the Company’s business. The following matrix presents how the NCG Committee maps our director qualifications (other than diversity, which is covered under “Board Diversity” below) to the director nominees and led to each nominee’s selection as a member of the Board. The NCG Committee routinely reviews this qualification matrix, modifies the matrix to reflect adjustments to our business strategy and/or market landscape, and evaluates whether it would be prudent to make any changes to the size or composition of our Board.

Qualification	Joe Bergera	Gary Hall	Gerard Mooney	Laura Siegal	Tom Thomas	Kimberly Valentine-Poska	Dennis Zank
Competencies & Expertise
Board Experience	√		√	√	√		√
Data/Analytics	√		√	√	√
Financial Sophistication	√	√	√	√	√	√	√
Growth/Value Creation	√	√	√	√	√	√	√
M & A	√	√	√	√	√	√	√
Operating Leadership	√				√		√
Product/Technology	√		√	√	√	√
SaaS/IaaS	√		√	√	√
Sales & Marketing	√	√	√		√	√	√
Smart Mobility	√	√	√

Board Diversity
The Company is committed to fostering an environment of diversity and inclusion, including among the members of its Board. Therefore, in considering director nominees, the NCG Committee considers candidates who represent a mix of backgrounds and a diversity of gender, race, ethnicity, age, background, professional experience and perspectives that enhance the quality of the deliberations and decisions of the Board, in the context of both the perceived needs of the structure of the Board and the Company's business and structure at that point in time.

Board Diversity Matrix as of July 27, 2023				
Total Number of Directors Standing for Re-Election	7			
	Female	**Male**	**Non-Binary**	**Did Not Disclose Gender**
Part I: Gender Identity				
Directors	2	5	-	-
Part II: Demographic Background				
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	4	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-			
Did Not Disclose Demographic Background	-

Selection Process for Nomination of Director Candidates

The NCG Committee regularly reviews the composition of the Board, including the qualifications, expertise and characteristics that are represented in the current Board as well as the criteria it considers needed to support the operating requirements of the Company and our long-term strategy. In its search processes to add new directors to the Board, the NCG Committee may retain an independent search firm to identify and evaluate candidates, which it did in our search that resulted in the recent additions of Mr. Hall and Ms. Valentine-Poska to our Board. After an in-depth review of the candidates, the NCG Committee recommends candidates to the Board in accordance with its charter, our certificate of incorporation and bylaws, our criteria for director candidate qualifications, and U.S. legal, regulatory and Nasdaq listing requirements described above. After careful review and consideration, the Board will nominate candidates for election, or re-election, at our annual meeting of stockholders. The Board may appoint a director to the Board during the course of the year to serve until the next meeting of stockholders.

Director Tenure and Refreshment
When recommending to the Board the slate of director nominees for election at our annual meeting of stockholders, the NCG Committee strives to maintain an appropriate balance of tenure, turnover, diversity and skills on the Board. The Board believes that refreshment is important to help ensure that Board composition is aligned with the needs of the Company as our business evolves over time, and that fresh viewpoints and perspectives are regularly considered. The Board also believes that over time directors develop an understanding of the Company and an ability to work effectively as a group. Because this provides significant value, a degree of continuity year-over-year is beneficial to stockholders and generally should be expected. All our directors are elected each year to hold office until the next annual meeting and until their successors are elected and qualified. Because tenure or age limits could cause the loss of experience or expertise important to the optimal operation of the Board, there are no absolute limits on the length of time that a director may serve.
Our director nominees have average tenure on our Board of approximately 7 years, evidencing the Board refreshment we have undertaken in recent years. The following table shows the range of tenures of our director nominees:

Years of Tenure	Directors
0–5 years	4
6–9 years	2
10+ years	1
Stockholder Nomination of Director Candidates
The NCG Committee will consider candidates for directors recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement. This committee will evaluate such recommendations applying its regular nominee criteria. Eligible stockholders wishing to recommend a nominee must submit such recommendation in writing to the NCG Committee Chair, care of our Corporate Secretary, by the deadline for stockholder proposals set forth in our last proxy statement, specifying the following information: (a) the name and address of the nominee, (b) the name and address of the stockholder making the nomination, (c) a representation that the nominating stockholder is a stockholder of record of our stock and entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice, (d) the nominee’s qualifications for membership on the Board, (e) all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director, (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder, (g) all other companies to which the nominee is being recommended as a nominee for director, and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as a director, if elected. In connection with its evaluation, the NCG Committee may request additional information from the candidate or the recommending stockholder, and may request an interview with the candidate. The NCG Committee has the discretion to decide which individuals to recommend for nomination as directors.
No candidates for director nominations were submitted to the NCG Committee by any stockholder in connection with the election of directors at the Annual Meeting.
Risk Oversight Role
The Board is responsible for overseeing our risk management, but its duties in this regard are supplemented by certain committees of the Board, as described in the table below. In connection with its responsibilities relating to risk assessment, our full Board periodically engages in discussions of the most significant risks that the Company is facing (including cyber security risks); and how these risks are being managed.

Audit Committee
•Focuses on financial risk of the Company.
•Reviews internal controls and the Company’s financial statements with the Chief Executive Officer, Chief Financial Officer and the external and internal auditors.
•Oversees risks assessment and risk management (and its applicable processes) by management and our independent auditors relating to key financial, accounting and reporting policies.
•Oversees the selection, appointment, retention, compensation, evaluation and performance of the work of the Company’s independent auditors.
•Meets quarterly and on an “as-needed” basis with Chief Executive Officer, Chief Financial Officer and the Company’s external independent auditors.
Compensation Committee
•Oversees risks associated with our compensation policies and programs with respect to both executive compensation and compensation for all employees generally.
•Utilizes external independent compensation consultant to assist in designing and reviewing compensation policies and programs, including the potential risks created by the policies and programs.
•Assists Board in overseeing the Company’s executive management succession planning.
•Oversees the process for conducting the annual risk assessment of the Company’s compensation programs and policies, including retaining, from time to time, third party consultants to assess risk. See “Compensation Risk Assessment” below.

Nominating and Corporate Governance Committee
•Oversees risks relating to certain legal and regulatory compliance risks with respect to the Company’s corporate governance policies and standards.
•Oversees compliance and risks related to Board structure, directors and director nominations.
•Oversees risks related to compliance matters by reviewing on at least an annual basis issues and developments related to corporate governance.
•Oversees risks related to the Company’s compliance with applicable stock exchange listing standards and the Sarbanes-Oxley Act.
Changes in Nominating Procedures
There have not been any material changes to the procedures by which security holders may recommend nominees to our Board that were implemented since we last disclosed such procedures.
Stockholder Communications
The Board has implemented a process by which stockholders may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our Corporate Secretary. The name of any specific intended Board recipient should be noted in the communication. Our Corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board. Stockholders who wish to communicate with the Board can submit a written request to Iteris, Inc., 1250 S. Capital of Texas Hwy., Bldg. 1, Suite 330, Austin, Texas 78746; Attention: Corporate Secretary or by email at proxymaterials@iteris.com.

Annual Meeting Attendance
We do not have a formal policy regarding attendance by members of our Board at annual meetings of our stockholders; however, directors are encouraged to attend all such meetings. One of our then-current directors attended our 2022 annual meeting of stockholders.
Policy against Hedging and Pledging
The Company has a policy that strongly discourages hedging or pledging in our equity securities by our officers, directors or employees.
DIRECTOR COMPENSATION
Compensation of directors is determined by the Compensation Committee. The Compensation Committee has approved a compensation structure for nonemployee directors consisting of a cash retainer, an annual equity award and, for Board members serving on a committee, an additional cash retainer. Directors who are also employees of the Company are not compensated for their services as directors. To assist with the Compensation Committee’s review of the nonemployee Board member compensation in Fiscal 2023, the Compensation Committee engaged an independent compensation consultant, FW Cook, to perform a review of our nonemployee director compensation which includes an analysis of market trends and the appropriateness of the program with respect to our business characteristics.
Board and Committee Retainers
The current annual cash compensation for nonemployee directors for Fiscal 2023 consisted of the following:

Position	Annual Retainer
Chairman of the Board	$80,000
Nonemployee Director (other than the Chairman)	$40,000
Additional current retainers for each nonemployee director who served on one or more Board committees in Fiscal 2023 were as follows:

Position	Annual Retainer
Audit Committee
Chair	$20,000
Member	$10,000
Compensation Committee
Chair	$15,000
Member	$7,500
Nominating and Corporate Governance Committee
Chair	$10,000
Member	$5,000
All directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of our Board and its committees, but they do not receive separate meeting fees.
Annual Equity Compensation
Nonemployee directors are also eligible to receive periodic grants of restricted stock units (“RSUs”) under the Company’s equity incentive plan then in effect. Each nonemployee director shall be granted an annual RSU award upon approval of the grant by the Compensation Committee as soon as reasonably practicable following the annual meeting of stockholders at which such director is re-elected. The current annual RSU grant to directors is worth approximately $80,000 based on the closing price of the Company’s common stock on the RSU grant date. Each RSU entitles the holder to receive one share of the Company’s common stock upon vesting of such unit. Each annual RSU generally vests on the date of the first annual stockholder meeting following the date of grant. If a nonemployee director joins the Board in between annual stockholder meetings, generally such director will receive an RSU for a pro rata portion of the annual grant, which typically vests in full on the date of the first annual stockholder meeting following the date of grant.

2023 Director Compensation Table
The following table sets forth a summary of the compensation earned in Fiscal 2023 by each person who served as a nonemployee director during that year:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Gerard M. Mooney	$60,381	$80,000	$140,381
Laura L. Siegal	57,500	80,000	137,500
Thomas L. Thomas	110,627	80,000	190,627
Dennis W. Zank	72,883	80,000	152,883
_______________________
(1)    Represents amounts earned by the directors based on the arrangements described above, which amounts have been prorated for directors who served on Board committees for less than a full term.
(2)    The dollar amounts shown represent the grant date fair value of RSUs granted in Fiscal 2023 determined in accordance with ASC 718. For a discussion of valuation assumptions used in the calculations, see Note 9 of Notes to Consolidated Financial Statements, included in Part II, Item 8 in the Company's Annual Report on Form 10-K for Fiscal 2023. See also our discussion of stock-based compensation in Note 1 to the Financial Statements in Part II, Item 8 in the Company's Annual Report on Form 10-K for Fiscal 2023.
For each director, the number of units was determined by dividing $80,000 by $3.21, the closing sales price of the Company’s common stock on the grant date. At the end of Fiscal 2023, the above-listed directors held no stock options. At the end of Fiscal 2023, the above listed directors held RSUs for the following number of shares of common stock: Ms. Mooney— 24,922; Ms. Siegal — 24,922; Mr. Thomas — 24,922 and Mr. Zank — 24,922.
Director and Management Stock Ownership Guidelines
Pursuant to stock ownership guidelines originally adopted by the Board in February 2016 and amended in March 2023, each nonemployee director is required to own shares of the Company’s common stock having a value equal to or greater than five times the annual cash Board retainer, which is currently set at $40,000 per year. The revised guidelines require each nonemployee director to retain 100% of their equity compensation until the threshold is met and thereafter maintain such ownership at or above the threshold, which replaces the prior five-year time period to achieve compliance. The revised guidelines also give nonemployee directors the option to receive their annual cash board retainer in equity, which would be granted upfront at the annual meeting and vest when cash otherwise would have been paid.

Effective September 2020, the Company adopted additional stock ownership guidelines to align the interests of management with those of stockholders of the company. Under these guidelines, the Chief Executive Officer will be expected to own common stock of the Company having a value equal to or greater than three times his or her base salary and the other executive officers are expected to own common stock of the Company having a value equal to or greater than one times his or her base salary. Each executive has the goal of meeting this threshold by the later of (i) September 2025 and (ii) the fifth anniversary of his or her first employment as an executive officer.
All shares of Company capital stock held by the director or executive officer, his or her related trusts and immediate family members, and shares underlying restricted stock units or performance stock units(subject to repurchase or forfeiture restrictions that will lapse based solely on continued employment and/or the passage of time) shall be included in the calculations.
As of March 31, 2023, our most recent fiscal year end, each of our nonemployee directors and executive officers were in compliance with our stock ownership guidelines or had additional time under the terms of the stock ownership guidelines within which to fulfill the requirement.
Deferred Compensation Plan
Effective October 1, 2020, the Company adopted the Iteris, Inc. Non-Qualified Deferred Compensation Plan (the “DC Plan”). The DC Plan consists of two plans, one that is intended to be an unfunded arrangement for eligible key employees who are part of a select group of management or highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act, or ERISA, and one for the benefit of nonemployee members of our Board. Under the DC Plan, our nonemployee directors may elect to defer up to 100% of any RSU awards and up to 100% of their cash compensation for service as a director. A participant is always 100% vested in his or her own elective cash deferrals and any earnings thereon. For a description of the terms of the DC Plan, see “Executive Compensation and Other Information — Non-Qualified Deferred Compensation for Fiscal 2023” herein.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of a board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee. No interlocking relationship exists between any member of our Board and any member of a compensation committee (or other committee performing equivalent functions) of any other company.

PROPOSAL 2: ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, stockholders have the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers. Commonly known as a “say-on-pay” vote, this proposal gives our stockholders the opportunity to express their views on our executive compensation policies and programs and the compensation paid to the named executive officers.
We are asking our stockholders to indicate their support of the compensation of our named executive officers, as described in this proxy statement by approving the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby approved.”
The Board of Directors recommends a vote FOR approval of the advisory resolution because it believes that the Company’s executive compensation policies and practices are effective in achieving the Company’s goals of attracting, retaining, and motivating highly talented executives, rewarding sustained financial and operating performance, and aligning the executives’ interests with those of the stockholders.
The vote on this proposal is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee. Although the vote is non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results in future decisions regarding executive compensation.
Stockholder Approval
The affirmative vote of a majority of the common stock represented and entitled to vote at the Annual Meeting, will be required for approval of this proposal.
Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote “FOR” the advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

EXECUTIVE OFFICERS
The table below sets forth certain information, as of July 27, 2023, regarding our executive officers.

Name	Age	Capacities in Which Served
Joe Bergera	59	Chief Executive Officer, President and Director
Kerry A. Shiba	68	Senior Vice President and Chief Financial Officer, Treasurer, and Secretary
Todd Kreter	63	Senior Vice President and Chief Technology Officer
William M. Cousins	52	Senior Vice President and Chief Product Officer
The following is a brief description of the capacities in which the above persons have served the Company and their business experience during at least the past five (5) years. The biography of Mr. Bergera appears earlier in this proxy statement. See “Proposal 1: Election of Directors.”
Kerry A. Shiba has served as Senior Vice President and Chief Financial Officer, Treasurer, and Secretary since he joined Iteris on February 3, 2023. Mr. Shiba has over 40 years of experience leading finance and accounting organizations for large-scale manufacturers and distributors. He has also played key roles in guiding strategy, including business acquisitions and divestitures, market focus and operating efficiency. Most recently, he served as Chief Financial Officer for Romeo Power, Inc. (NYSE: RMO) (“Romeo”), until a successful sale of the company to Romeo’s largest customer in August 2022. Romeo was a leading independent designer and producer of battery modules and packs primarily used in commercial electric vehicles. Prior to joining Romeo, Mr. Shiba served as Executive Vice President and Chief Financial Officer of Wesco Aircraft Holdings, Inc. (NYSE: WAIR) (“Wesco”), a distributor and service provider of aircraft hardware and chemicals, from 2017 to 2021, until a successful sale of the company to Platinum Equity. Before joining Wesco, Mr. Shiba served as Executive Vice President, Chief Financial Officer and Secretary of Superior Industries International, Inc. (NYSE: SUP) (“Superior”), the second largest global manufacturer of aluminum wheels for the automotive industry, from 2010 to 2017. Prior to Superior, Mr. Shiba served as Senior Vice President, Chief Financial and Restructuring Officer and President of the Original Equipment Business Unit at Remy International, Inc., a leading manufacturer of rotating electrical components for the automotive industry, from 2006 to 2008. Earlier in his career, Mr. Shiba served in various roles within the finance and accounting organizations at Kaiser Aluminum Corporation (NASDAQ: KALU) (“Kaiser Aluminum”), a leading producer of fabricated aluminum products for aerospace, general engineering, automotive and custom industrial applications, from 1998 to 2006. Mr. Shiba’s tenure at Kaiser Aluminum included service as Vice President and Controller, Fabricated Products Group from 1998 to 2002; Vice President and Treasurer from 2002 to 2004; and Vice President and Chief Financial Officer from 2004 to 2006. Prior to joining Kaiser Aluminum, he served in various roles within the finance and accounting organization at The BF Goodrich Company (“Goodrich”) from 1981 to 1998, concluding his career at Goodrich as the Vice President and Controller of Specialty Chemicals. Mr. Shiba began his career at Ernst & Ernst, now Ernst & Young, L.L.P., where he served on the audit staff, and later as a consultant, from 1978 to 1981. Mr. Shiba holds a B.A. degree in Accounting and Political Science from Baldwin Wallace College.
Todd Kreter has served as our Senior Vice President and Chief Technology Officer since June 1, 2022. In this capacity, he is responsible for all aspects of development for our sensors, software, and ClearMobility cloud. Prior to this role, Mr. Kreter held various leadership positions in our sensors line of business. Following a reorganization on April 1, 2021, Mr. Kreter assumed the title of Senior Vice President and General Manager, Advanced Sensors Technologies. From May 2014 to March 2021, he held the title of Senior Vice President and General Manager, Roadway Sensors. Mr. Kreter served as our Senior Vice President, Sensors Development and Operations from May 2009 to May 2014 and as Vice President of Engineering from November 2007 to May 2009. Prior to joining us, Mr. Kreter served in a number of executive positions at Quantum Corporation, most recently as the VP Global Services from 2004 to January 2007, where he managed the company’s worldwide customer service organization. Mr. Kreter holds a B.S. degree in Mechanical Engineering from California State University, Fullerton.

William M. Cousins has served as our Senior Vice President and Chief Product Officer since he joined Iteris in March 2022. In this role, he has a mandate to expand and manage our ClearMobility portfolio, including sensors, software and mobility data. Most recently, Mr. Cousins served as Vice President of Product Management at Zonar Systems, Inc. (“Zonar”), a wholly owned subsidiary of Continental AG (ETR: CON), a leader in smart fleet technology solutions. Upon joining Zonar in October 2018, Mr. Cousins was responsible for products, design, and automotive OEM solutions, and for shipping cutting-edge hardware devices to connect commercial vehicles to the cloud. Prior to joining Zonar, Mr. Cousins served in various roles within the product management organization of Nuance Communications, Inc. (NASDAQ: NUAN) (“Nuance”), a leading provider of conversational AI and cloud-based ambient clinical intelligence for healthcare providers, from 2012 to 2018, most recently serving as Senior Director Product Management. Nuance was acquired by Microsoft Corp in April 2021. Prior to Nuance, Mr. Cousins served as Executive Vice President of Product and Engineering of GridPoint, Inc., a leader in data-driven energy management and optimization solutions, from 2009 to 2012. Prior to that, Mr. Cousins served as Vice President Marketing and Product Management of Twisted Pair Solutions, a developer of unified group communications software for WAVE, a VoIP-based software application, from 2005 to 2009. Twisted Pair Solution was acquired by Motorola Solutions, Inc. (NYSE: MSI) in

January 2014. Prior to that, Mr. Cousins held roles at public companies, such as Microsoft Corp, AT&T Wireless (NYSE: T), and TeleCommunication Systems, Inc. (a subsidiary to Comtech Telecommunications Corp. (NASDAQ: CMTL)). Mr. Cousins holds a B.A. degree at the University of Arizona and an M.B.A. from the Thunderbird School of Global Management (now Arizona State University).

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Compensation
The following is a summary of the compensation policies, plans and arrangements for our executive officers. This summary should be read in conjunction with the Summary Compensation Table and related disclosures set forth below. We are eligible to, and in some areas have chosen to, comply with the executive compensation disclosure rules applicable to a “smaller reporting company,” as defined in the applicable SEC rules, but we have voluntarily included additional disclosure to help our stockholders understand our executive compensation program. This section discusses the principles underlying our compensation policies for the officers named in the “Summary Compensation Table” below. We refer to these individuals as our “named executive officers” or “NEOs” for Fiscal 2023:
•Joe Bergera, our Chief Executive Officer, President and Director;
•Douglas L. Groves, who was our Chief Financial Officer, Senior Vice President of Finance and Secretary until February 2023;
•Kerry A. Shiba, our Senior Vice President and Chief Financial Officer, Treasurer, and Secretary since February 2023;
•Todd Kreter, our Senior Vice President and Chief Technology Officer; and
•William M. Cousins, our Senior Vice President and Chief Product Officer.
Fiscal 2023 Business Results Summary
We are a provider of smart mobility infrastructure management solutions. Municipalities, government agencies, and other transportation infrastructure providers use our solutions to monitor, visualize, and optimize mobility infrastructure to help ensure roads are safe, travel is efficient, and communities thrive. We continued to make progress across a range of financial and strategic dimensions in Fiscal 2023; however, the global supply chain issues had a significant, adverse impact on both our financial and operational performance. Key financial results for Fiscal 2023 include:
•Total revenue of $156.1 million, up 17% year over year;
•Net loss from continuing operations of $14.9 million, or $(0.35) per share, which is a $7.8 million, or $0.19 per share higher loss compared to the prior year, primarily due to global supply chain disruptions and associated cost increases;
•Adjusted EBITDA(1) loss of $6.6 million, a $11.1 million higher loss year over year due to global supply chain disruptions and associated higher costs;
•Total net bookings(2) of $170.3 million, up 9.6% year over year; and
•Ending backlog(3) of $114.2 million, up 14% year over year.
_______________________
(1)We define Adjusted EBITDA as adjusted income (loss) from continuing operations before taxes, depreciation, amortization, interest expense, stock-based compensation expense, restructuring charges, project loss reserves, acquisition costs, acquisition fair value adjustments, and executive severance and transition costs. For more information, refer to “Non-GAAP Financial Measures” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for Fiscal 2023.
(2)We define net bookings as the total dollar value of all definitive contracts executed during the relevant period, net of cancellations of previously authorized contract funding. See footnote (3) below for important information about net bookings.
(3)We define backlog as future unearned revenue amounts believed to be firm that are to be earned under our existing agreements. Backlog does not represent the total contract award if a firm purchase order or task order has not yet been issued under the contract. Backlog is not included in deferred revenue on our balance sheets. Backlog includes net bookings but does not include announced orders for which definitive contracts have not been executed. We believe net bookings and backlog are useful operating metrics for investors, given their relevance to total orders, but there can be no assurances when, if ever, we will recognize revenue from net bookings or backlog. For more information, refer to “Backlog” starting on page 9 in Part I, Item 1 of the Company’s Annual Report on Form 10-K for Fiscal 2023.

Fiscal 2023 Executive Compensation Results Overview
Our named executive officer compensation program is composed of three elements: base salary, short-term annual incentives, and long-term equity incentives. The base salaries reflect the market for similar roles at similar companies. The short-term incentives program has specific targets tied to the Company’s annual financial performance. The long-term incentives consist of a mix between stock options, restricted stock units (“RSUs”), and performance stock units (“PSUs”).
Below is a summary of the results of our executive compensation program for Fiscal 2023:
•Base Salaries. In the first half of Fiscal 2023, after reviewing pay governance guidelines, receiving guidance from independent compensation consultant, FW Cook, reviewing prevailing compensation practices, and evaluating recent Company performance and liquidity, the Compensation Committee did not authorize base salary increases for the named executive officers for Fiscal 2023.
•Annual Incentives. Our named executive officers’ target bonuses for Fiscal 2023 remained generally unchanged from the target bonus levels in place during Fiscal 2022. Messrs. Bergera and Groves’ annual bonus performance metrics were revenue and adjusted EBITDA. In addition to revenue and adjusted EBITDA, the annual bonus for Mr. Kreter and Cousins included metrics for hardware and software revenue, as well as hardware and software gross margins. Based on his offer of employment, Mr. Shiba, who joined the Company in February 2023, received a guaranteed pro-rated bonus in the amount of $30,000 for Fiscal 2023.
•Long-Term Incentives. Commencing in Fiscal 2021, in response to stockholder feedback, the Company updated its long-term incentive compensation program to incorporate the use of PSUs for 25% of the long-term opportunity. The remaining portion consisted of 50% in stock options and 25% in RSUs. PSUs are earned based on the Company’s average revenues per share and cash flow from operations performance, as well as the Company’s relative total stockholder return (“rTSR”) versus the Russell 2000. See “Fiscal 2023 Long-Term Incentive Awards” below for further details about updates to the executive compensation plan for Fiscal 2023.
Characteristics of our Executive Compensation Programs
Our executive compensation programs include a number of practices intended to align the interests of management and our stockholders.

What We Have	What We Do Not Have
➢ We have approximately 68% of target direct compensation for the chief executive officer (and 53% of the other named executive officers) that is performance-based or is at-risk
➢ We have a performance-based long term incentive plan that utilizes PSUs, RSUs, and stock options
➢ We have a clawback policy for incentive compensation
➢ We have stock ownership guidelines for executive officers and directors
➢ We have an independent compensation consultant to advise our Compensation Committee
➢ We make ongoing stockholder outreach efforts to obtain input on our compensation practices

✓    We do not provide 280G excise tax gross-ups
✓    We do not provide any pension or supplemental defined retirement benefits
✓    We do not provide for any “single trigger” equity vesting for equity awards
✓    We prohibit repricing options without shareholder approval
✓    We prohibit granting stock options with an exercise price below 100% of fair market value at the time of grant
✓    We do not provide any perquisites

Impact of 2022 Say-on-Pay Vote
The most recent stockholder advisory vote on named executive officer compensation required under the SEC rules was held on September 18, 2022. Approximately 73.59% of the total votes cast on such proposal were in favor of the compensation of our named executive officers.
As the Company continues to grow and mature, the Compensation Committee will continue to make appropriate adjustments to our management team’s long-term incentive compensation. Currently, based on the voting preference of the Company’s stockholders, advisory votes on executive officer compensation will be conducted every year. The Compensation Committee will continue to take into account each such advisory vote in order to determine whether any subsequent changes to the Company’s executive compensation programs and policies would be warranted to reflect any stockholder concerns reflected in those advisory votes.
Compensation Philosophy and Objectives
Our executive compensation plans and arrangements are overseen and administered by our Compensation Committee, which is comprised entirely of independent directors as determined in accordance with applicable Nasdaq and SEC rules. Our philosophy is to provide our named executive officers with compensation that will motivate and retain them, provide them with meaningful incentives to achieve and exceed short-term and long-term corporate objectives set by our Compensation Committee, and align their long-term interests with those of our stockholders. Based on this philosophy, the compensation programs for our named executive officers are designed to achieve the following primary objectives:
•establish a compensation structure that is competitive enough to attract, retain and motivate outstanding executive talent;
•ensure cash incentive compensation for named executive officers is aligned to our corporate strategies and business objectives by tying payouts under such programs to achievement of key strategic, financial and operational goals; and
•utilize long-term equity awards to align interests between our named executive officers and stockholders.
Annual Review of Cash and Equity Compensation; Role of Compensation Consultant
We conduct an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers to ensure that compensation is structured appropriately to achieve our objectives. We review each component of compensation as related but distinct. Although the Compensation Committee reviews total compensation, it has not adopted any formal guidelines for allocating total compensation between cash and equity compensation. We determine the appropriate level of each compensation component based in part, but not exclusively, on our retention goals and short-term and long-term objectives.
This review generally occurs in the first quarter of each fiscal year, at which time the Compensation Committee establishes executive officer base salaries for the following fiscal year, reviews and approves any bonus awards and programs, establishes the performance objectives for our cash-based bonus plan, may grant equity compensation to the executive officers to ensure their interests are aligned with our stockholders and for retention, and establishes performance targets for any performance-based equity compensation.
In Fiscal 2023, the Compensation Committee retained the services of an independent compensation consulting firm, FW Cook, to provide advice regarding compensation for directors and named executive officers. FW Cook provided the Compensation Committee with market data and analysis of our compensation for directors and named executive officers as compared with the competitive market. FW Cook reports only to the Compensation Committee and did not perform any other work for the Company during Fiscal 2023 beyond its services related to director and named executive officer compensation. As provided in its charter, the Compensation Committee has the authority to determine the scope of FW Cook’s services and may terminate their engagement at any time.
As part of the review process, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the base salary, cash bonus potential and long-term equity incentive awards for each of our executive officers other than himself based on each officer’s level of responsibility, individual performance and contribution to the attainment of our strategic corporate objectives and market data. Our Compensation Committee takes the Chief Executive Officer’s recommendations into consideration in setting named executive officer compensation, but retains complete discretionary authority to make all compensation-related decisions for our named executive officers. With respect to the Chief Executive Officer, the Compensation Committee makes compensation decisions based on relevant market data from a variety of sources and a subjective assessment of individual performance and contributions to our overall corporate performance. Any decisions regarding our Chief Executive Officer’s compensation are made without him present.
Peer Groups

The Compensation Committee benchmarks our compensation programs to a peer group, which consists of publicly-traded technology companies in the applications software, systems software, and technology hardware industry categories, that are similar in size, as measured by revenues and market capitalization.
The peer group used for Fiscal 2023 comparisons was originally developed in November 2021. Since then, the peer group has been modified annually to eliminate the three to seven companies that were acquired or became much larger or smaller, and add replacement companies that are closer to the Company in size. Nine of the 10 companies added over the last two years are considered peer companies by leading proxy advisory firm Institutional Shareholder Services (also known as ISS), and also in some cases by Glass-Lewis, another leading proxy advisory firm.
The criteria used to determine the Fiscal 2023 peer group were publicly-traded technology companies in the applications software, systems software, and technology hardware industry categories, which generally includes our competitors for labor and/or capital. The Fiscal 2023 peer group excludes “internet software and services” companies that fall within the broader software category and “semiconductor” companies that fall within the broader hardware category, as they are generally not relevant competitors. The peer group’s size ranges from 1/3 to 3 times Iteris in revenues and 1/4 to 4 times Iteris in market capitalization, where Iteris ideally would fall at the median in both metrics, and have broadly similar equity valuations relative to revenues. – In addition, the peer companies are generally headquartered in major metropolitan areas, reflecting similar cost of living as Iteris.

The Fiscal 2023 peer group consisted of the following companies:

•A10 Networks, Inc. •Agilysys, Inc. •American Software, Inc. •Applied Optoelectronics, Inc. •Aviat Networks, Inc. •Clearfield, Inc. •Digi International Inc. •EMCORE Corporation •Indentiv, Inc. •Intevac, Inc.
•Intricon Corporation
•KVH Industries, Inc.
•Luna Innovations Incorporated
•Mitek Systems, Inc.
•Napco Security Technologies, Inc.
•PCTEL, Inc.
•PowerFleet, Inc.
•RealNetworks, Inc.
•Vishay Precision Group, Inc.
•Zix Corporation

_______________________
The Compensation Committee evaluates our compensation program versus that of the peer companies with respect to both individual pay levels as well as the structure of the program. The Compensation Committee uses this data primarily to ensure that our executive compensation program as a whole is competitive. Market data is one of several factors that is used for evaluation. Other factors may include individual and company performance, experience in the role, responsibility level, and internal equity.

Compensation Components and Structure
We utilize three main components in structuring compensation programs for our named executive officers:

Pay Component	Rationale and Value to Stockholders
Base Salary
•Constitutes the only fixed compensation element in the executive compensation program
•Provides an element of economic security that is necessary to recruit and retain executive talent
•Reflects competitive market conditions

Performance-Based Cash Bonus (Short-Term Incentive Program)	•Motivates achievement of strategic priorities for the fiscal year as measured by financial and operational metrics •Provides diversified group of metrics to drive growth and stockholder value
Equity Incentive Awards (Options, RSUs and PSUs)
•Encourages focus on long-term stockholder value creation (e.g., PSUs link compensation to achievement of specified corporate performance objectives)
•Aligns to stockholders' interests
•Provides long-term retention incentive for our executive talent

Our Compensation Committee allocates a substantial portion of each named executive officer’s total compensation to performance and long-term incentive compensation as a result of the philosophy described above. While the Compensation Committee does establish specific performance criteria for its cash bonus plan each year, there is no formal pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, and there are no pre-established ratios between the compensation of our Chief Executive Officer and that of the other named executive officers. Instead, our Compensation Committee determines the compensation of each named executive officer annually based on its review of the market data, its subjective analysis of that individual’s performance and contribution to our financial performance and the other factors identified in the “Annual Review of Cash and Equity Compensation” section above to determine the appropriate level and balance of total compensation. We believe that this approach allows us to tailor compensation for each named executive officer to attract, retain and motivate that executive officer within the parameters of our compensation philosophy.
Base Salaries. Base salaries are set at levels that are intended to recognize the experience, skills, knowledge and responsibilities required of all of our named executive officers. Each named executive officer’s base salary is typically reviewed on an annual basis and adjustments (if any) may be made to the individual’s base salary based on his or her level of performance, the overall performance of the Company and the various compensation trends in our industry.

In June 2022, the Compensation Committee reviewed the base salaries of the named executive officers and did not authorize any base salary increases for its named executive officers, in part due to the impact of global supply chain constraints on the Company’s financial and operational performance. The following table presents the Fiscal 2023 base salaries for our named executive officers:

Named Executive Officer	Fiscal 2023 Annual Base Salary
Joe Bergera	$445,000
Douglas L. Groves (1)	412,500
Kerry A. Shiba (2)	425,000
Todd Kreter	300,000
William M. Cousins	295,000
_______________________
(1)Mr. Groves ceased to serve as our Chief Financial officer, Senior Vice President of Finance and Secretary in February 2023.
(2)Mr. Shiba became our Senior Vice President and Chief Financial Officer, Treasurer, and Secretary in February 2023.
Fiscal 2023 Cash-Based Bonus Plan (“2023 Bonus Plan”). Our named executive officers are eligible to receive an annual cash-based bonus under our 2023 Bonus Plan. Each year, our Compensation Committee establishes the performance objectives to be attained and the target bonuses payable based on the level of attainment of the specified goals. For Fiscal 2023, Company revenues and adjusted EBITDA goals applied to all NEOs, and hardware and software revenue and gross margins were additional goals for Messrs. Kreter and Cousins. Additionally, the cash-based bonus for all our executive officers includes personal objectives developed by the Compensation Committee (sometimes referred to as “MBOs,” from “management by objectives”).
The corporate hardware and software performance targets and the actual achievement of such objectives for Fiscal 2023 were as follows:

Performance Components	Threshold ($)	Target ($)	Maximum ($)	Actual ($)	Attained (%)
Total Company Revenue	137,025	152,250	228,375	156,052	102%
Total Company Adjusted EBITDA	5,719	8,170	9,804	(6,626)	(81)%
Hardware and Software Revenue	87,119	96,798	145,197	98,309	102%
Hardware and Software Contribution Margin	22,964	32,805	39,366	22,885	70%
Under the Fiscal 2023 plan, if performance is below the “Threshold” goal amounts shown above, no bonus would be payable for that particular objective. If performance exceeds the “Maximum” goal amounts above, the NEOs could earn up to a maximum of 200% of their target opportunity for that particular objective. The combined maximum potential payout of the defined bonus elements is 160%. When combined with the 20% for personal objectives, the total maximum payouts for NEOs are 180%. Payouts in between the Threshold and Maximum levels above would be determined using linear interpolation.
The Compensation Committee typically meets near the end of the first fiscal quarter of each year to evaluate each NEO’s achievement of their respective MBOs and annual bonuses are typically paid out as soon as practicable thereafter.
Mr. Bergera’s Fiscal 2023 MBOs included reorganizing the Company to better align operations with our platform-based strategy, mitigating the impacts of global supply chain constraints, accelerating the growth of annual recurring revenue, implementing various other operational improvements, and achieving certain investor relations goals. The Compensation Committee determined Mr. Bergera achieved 58% of his MBO objectives in Fiscal 2023.
Mr. Groves’ Fiscal 2023 MBOs included assuming responsibility for the Company’s manufacturing and supply chain organization with the goal of improving it, delivering against internal applications and cyber-security roadmaps, driving the implementation of various “Lean” process initiatives, implementing various other operational improvements, and achieving certain investor relations goals. The Compensation Committee determined Mr. Groves achieved 45% of the MBOs objectives in Fiscal 2023.
Mr. Kreter’s Fiscal 2023 MBOs included mitigating the impacts of global supply chain constraints, reorganizing the Company to better align operations with our platform-based strategy, and achieving various software and hardware roadmap milestones. The Compensation Committee determined Mr. Kreter achieved 81% of his MBO objectives in Fiscal 2023.

Mr. Cousins’ Fiscal 2023 MBOs included restructuring his organization to accelerate execution of our platform-based strategy, accelerating adoption of SaaS and DaaS products, unifying our software and hardware roadmaps, and driving the market introduction of certain new product concepts. The Compensation Committee determined Mr. Cousins achieved 75% of his MBO objectives in Fiscal 2023.
The performance objectives, target bonus and actual bonus for each of our named executive officers for Fiscal 2023 were as follows:

Named Executive Officer	Performance Objectives Allocation (%)	2023 Target Bonus ($)	2023 Actual Bonus ($)	% of Target Awarded (%)
Joe Bergera		$356,000	$212,461	60%
Total Company Revenue	40
Total Company Adjusted EBITDA	40
MBOs	20
Douglas L. Groves		226,875	129,319	57%
Total Company Revenue	40
Total Company Adjusted EBITDA	40
MBOs	20
Kerry A. Shiba	(1)	30,000	30,000	100%
Todd Kreter		180,000	115,560	64%
Hardware and Software Revenue	25
Hardware and Software Contribution Margin	25
Total Company Revenue	15
Total Company Adjusted EBITDA	15
MBOs	20
William Cousins		177,000	111,634	63%
Hardware and Software Revenue	25
Hardware and Software Contribution Margin	25
Total Company Revenue	15
Total Company Adjusted EBITDA	15
MBOs	20
_______________________
(1) Mr. Shiba joined us in February 2023 and pursuant to his employment agreement, we paid him a small guaranteed bonus for his short tenure during Fiscal Year 2023.
Equity Compensation. Our equity award program provides a long-term incentive for our named executive officers, as well as provides an inducement for long-term retention. Additionally, our equity component aligns the interests of our named executive officers with those of our stockholders, by focusing their attention on the creation of stockholder value in the form of stock price appreciation. In other words, we believe equity-based compensation provides our named executive officers with a direct interest in our long-term performance and creates an ownership culture that establishes a mutuality of interests between our named executive officers and our stockholders. We have had no formal written program, plan or practice pertaining to the timing of equity awards to named executive officers coinciding with the release of material non-public information, but as a matter of good corporate governance, we avoid making grants at times when the award recipients would inappropriately benefit as a result of us having material non-public information.
Fiscal 2023 Long-Term Incentive Awards. In response to prior stockholder feedback and in consultation with FW Cook, the Compensation Committee balanced long-term incentive compensation to include a mix of stock options (50%), RSUs (25%), and PSUs (25%) with percentages measured in terms of the total grant value on the date of award, as described below:
•50% of the long-term incentive compensation for our named executive officers was granted in the form of stock options, which will vest based on continued service to the Company over a standard four-year vesting schedule.
•25% of the long-term incentive compensation for our named executive officers was granted in the form of RSUs, with 50% vesting on each of the second and third anniversaries of the grant date, based on continued service to the Company. Each RSU represents a contingent right to receive one share of the Company’s common stock if vesting is satisfied.
•25% of the long-term compensation for our named executive officers was granted in the form of PSUs that are earned based on performance over a three-year period. Between 0% and 160% of the PSUs will be eligible to vest based on annual revenues per share and cash flow from operations goals that are established by the Compensation Committee at the beginning of each year during the three-year performance period. In addition, the final PSU vesting will be subject to a modifier between .75x-1.25x based on the Company’s rTSR versus the Russell 2000 (the “rTSR modifier”) during the full three-year performance period, for a maximum achievement opportunity of 200% of the “target” number of PSUs. The PSUs will vest at the end of the three-year period subject to the achievement of performance goals.
For purposes of the PSUs granted for Fiscal 2023, the annual performance metrics were as follows:

•Cash flow from operations — threshold, $6,880,000; target, $8,600,000; and maximum, $10,320,000
•Revenues per share — threshold, $3.14; target, $3.49; and maximum, $3.84

Actual performance for Fiscal 2023 was as follows:

•Cash flow from operations was negative $4,507,000, resulting in a 0% achievement compared to the target; and
•Revenues per share was $3.68, resulting in a 105% achievement compared to the target.

The following table shows achievement levels for each of the performance periods in Fiscal 2021, Fiscal 2022, and Fiscal 2023, the achievement level of the rTSR modifier over this three-year period, and the resulting shares that vested during Fiscal 2023 from the PSU's originally awarded during Fiscal 2021. Awards made in Fiscal 2022 and Fiscal 2023 remain unvested until the third anniversary of their respective grant dates.

			12 months ended March 31,
			2021		2022		2023			Vested
Named Executive Officer	Fiscal 2021 Award Target Shares	Performance Component	% Attained	Shares	% Attained	Shares	% Attained	Shares	3-Year rTSR Modifier	% Attained	Shares
		Cash Flow From Operations	160%	-	0%	-	0%	-	-	-	-
		Revenues per Share	102%	-	98%	-	133%	-	-	-	-
		Achievement %	131%	-	49%	-	67%	-	75%	61.6%	-
Joe Bergera	31,123		131%	13,590	49%	5,075	67%	6,899	75%	61.6%	19,173
Douglas L. Groves	12,449		131%	5,437	49%	2,030	67%	2,760	75%	61.6%	7,670
Kerry A. Shiba(1)	-		-	-	-	-	-	-	-	-	-
Todd Kreter	8,714		131%	3,806	49%	1,421	67%	1,932	75%	61.6%	5,369
William M. Cousins(1)	-		-	-	-	-	-	-	-	-	-
(1) Messrs. Shiba and Cousins were not employed by the Company at the time of the Fiscal 2021 PSU award.
Benefit Plans
Section 401(k) Plan. We make available a tax-qualified retirement plan that provides eligible employees, including our executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Participants are able to defer a portion of their eligible compensation, subject to applicable annual limits under the Internal Revenue Code of 1986, as amended (the “Code”). Pre-tax contributions are allocated to each participant’s individual account and may be invested in selected alternative investments according to the participant’s direction. We currently match contribution for all participants in the 401(k) plan up to a maximum of 4% of the employee’s base salary. Such matching contribution is at the discretion of the Board and is typically evaluated on an annual basis.
Health and Welfare Benefits. Our named executive officers are eligible to participate in all our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe our health and welfare benefits contribute to our ability to attract and retain a productive and focused workforce in a highly competitive labor market.
Perquisites. We do not provide significant perquisites or personal benefits to any named executive officers.
Post-Employment Compensation
For a summary of the material terms and conditions of our post-employment compensation arrangements, see “— Potential Payments upon Termination or Change in Control” below.

Incentive Compensation Clawback Policy

In July 2020, the Board adopted a Clawback Policy, which it amended in July 2023 to comply with the final rules implementing requirements of the Dodd-Frank Act effective in October 2023 (the “Clawback Policy”). The Clawback Policy is designed to create and maintain a culture that emphasizes integrity and accountability, as well as reinforces the Company’s pay-for-performance compensation philosophy. Under the Clawback Policy, the Compensation Committee may direct the Company to seek to recover incentive compensation awarded or paid to an executive officer or other employee of the Company deemed subject to the Clawback Policy for a fiscal period if the Company must subsequently restate its financial statements. The Clawback Policy is in addition to any recovery rights provided under applicable law.
Stock Ownership Guidelines
The Board has adopted stock ownership guidelines for the Company’s non-employee directors and executive officers. See “Director Compensation” above for a description of these guidelines.
Compensation Risk Assessment
The Compensation Committee has evaluated our compensation programs and policies as generally applicable to our employees to ascertain any potential material risks that may be created by the compensation programs. The Compensation Committee concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on our business or our financial condition. The following features help minimize the incentives for excessive risk-taking and keep our named executive officers focused on the creation of long-term, sustainable value for our stockholders:
•our base pay programs consist of generally competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;
•a portion of each executive’s incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time, which reduces any incentive to take risks that might increase short-term compensation at the expense of longer term results;
•annual equity awards have multi-year vesting which aligns the long-term interests of our executives with those of our stockholders and, again, discourages the taking of short-term risk at the expense of long-term performance; and
•each officer has multiple performance objectives, some of which relate to the Company as a whole, which is more difficult for an officer to manipulate.
Accounting for Stock-Based Compensation
Under FASB ASC 718, we are required to estimate the grant date “fair value” for each grant of equity award using various assumptions. This calculation is performed for accounting purposes and reported in the compensation tables in this proxy statement, even though recipients may never realize any value from their awards. ASC 718 also requires us to recognize the compensation cost of stock-based awards in our income statements over the period that an employee is required to render service in exchange for the award.
•Stock Options. Under ASC 718, the grant date fair value of the stock options is determined pursuant to the Black-Scholes-Merton option pricing formula.
•RSUs. The grant date fair value of the RSUs is based on the closing price per share of our common stock on the date of grant.
•PSUs. As the PSUs are based on separate measurements of the Company’s financial performance for each year in the three-year performance cycle, ASC Topic 718 requires the grant date fair value to be calculated for the portion of the total award related to performance in each year. Therefore, the value in the Summary Compensation Table for 2021 includes one-third of the 2021 PSU grant (based on the portion of the grant related to 2021 performance), the value for 2022 includes one-third of the 2021 PSU grant and one-third of the 2022 PSU grant (based on the portion of each grant related to 2022 performance), and the value for 2023 includes one-third of the 2021 PSU grant, one-third of the 2022 PSU grant, and one-third of the 2023 PSU grant (based on the portion of each grant related to 2023 performance). The grant date fair value of the PSUs was further calculated using the Monte Carlo simulation which utilizes the stock volatility, dividend yield and market correlation of the Company and the Russell 2000.
Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the compensation of our named executive officers as disclosed in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the discussion and analysis be included in the Annual Report and this proxy statement.

Thomas L. Thomas (Chairman) Laura L. Siegal Dennis W. Zank

Executive Compensation Tables
Summary Compensation Table
The following table shows information regarding the compensation earned for the fiscal years ended March 31, 2023, 2022 and 2021 by our current named executive officers.

Name and Principal Position	Fiscal Year	Salary(1)(2) ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(2)(4) ($)	All Other Compensation(5) ($)	Total ($)
Joe Bergera Chief Executive Officer and President	2023	445,000	—	218,504	247,386	212,461	18,128	1,141,479
	2022	445,000	—	373,068	260,000	186,900	20,846	1,285,814
	2021	430,000	—	254,388	323,125	448,275	11,200	1,466,988
Douglas L. Groves Chief Financial Officer, Senior Vice President of Finance and Secretary(6)	2023	412,500	—	112,742	139,042	129,319	8,885	802,488
	2022	412,500	—	152,637	130,000	116,013	13,846	824,996
	2021	400,000	—	82,723	117,500	280,000	11,200	891,423
Kerry A. Shiba Senior Vice President and Chief Financial Officer, Treasurer, and Secretary (7)	2023	425,000	30,000(8)	124,999	125,001	—	654	705,654
	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
Todd Kreter Senior Vice President and General Manager, Advanced Sensors	2023	300,000	—	69,808	83,425	115,560	—	568,793
	2022	300,000	—	113,071	97,500	110,413	15,168	636,152
	2021	290,000	—	57,715	82,250	232,462	11,200	673,627
William M. Cousins Senior Vice President and Chief Product Officer	2023	295,000	—	55,457	83,425	111,634	10,892	556,408
	2022	295,000	—	59,813	62,500	111,634	—	528,947
	2021	—	—	—	—	—	—	—
_______________________
(1)Salary amounts reflect the amounts earned by the NEOs during the relevant fiscal year.

(2)Salary and Non-Equity Incentive Plan Compensation amounts include amounts deferred under the Company’s Non-Qualified Deferred Compensation Plan. See the Non-Qualified Deferred Compensation Table below.
(3)For an overall description of equity award programs, see the discussion above under the heading “Fiscal 2023 Long-Term Incentive Awards.” The dollar amounts shown represent the grant date fair value of equity awards, including RSUs, PSUs, and stock options granted during the applicable fiscal year determined in accordance with ASC 718. For more information, see our discussion above under the heading “Accounting for Stock-Based Compensation” and our discussion of stock-based compensation in Notes 1 and 9 to our financial statements in Part II, Item 8 in our Annual Report on Form 10-K for Fiscal 2023.
Amounts for PSU awards are calculated at 100% of target level. For Fiscal 2023, the aggregate grant date fair value of the “maximum” number of PSUs eligible to vest based on Fiscal 2023 performance: $188,396 for Mr. Bergera; $85,751 for Mr. Groves; and $55,782 for Messrs. Kreter and Cousins.
(4)The amounts shown in this column constitute the cash bonuses paid to each named executive officer based on the attainment of certain pre-established performance and management objectives, except for Mr. Shiba who received a guaranteed pro-rated bonus based on his offer of employment. These awards are discussed in further detail under “Fiscal 2023 Cash-Based Bonus Plan” above.
(5)Consists of 401(k) plan employer contributions paid by us, which all employees are eligible to receive.
(6)Mr. Groves ceased serving as an executive officer in February 2023. Pursuant to his employment agreement, Mr. Groves continued to receive his base salary and all of his PSUs and outstanding options continued vesting through June 2, 2023, which is the date he ceased his employment with the Company. See “Iteris, Inc. Executive Severance Plan"” under “Potential Payments upon Termination of Employment and Change in Control” below.
(7)Mr. Shiba joined our Company as our Senior Vice President and Chief Financial Officer, Treasurer, and Secretary in February 2023.

(8)Pursuant to Mr. Shiba’s employment agreement, we paid him a small guaranteed bonus for his short tenure during Fiscal Year 2023.

Fiscal 2023 Grant of Plan-Based Awards Table
The table below sets forth information with respect to awards granted to the named executive officers under our annual non-equity incentive compensation plan and our 2016 Omnibus Incentive Plan in Fiscal 2023, which constitute all the plan-based awards granted to our named executive officers in Fiscal 2023.

Name	Grant Date	Description	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joe Bergera	6/22/2022	Cash	$—	$356,000	$640,800	—	—	—	—		—	—	—
	7/14/2022	2023 PSU	—	—	—	—	13,029	26,058	—		—	—	40,260
	7/14/2022	2022 PSU	—	—	—	—	11,413	22,826	—		—	—	29,560
	7/14/2022	2021 PSU	—	—	—	—	10,374	20,748	—		—	—	24,379
	12/2/2022	RSU	—	—	—	—	—	—	39,714	(3)	—	—	124,305
	12/2/2022	Options	—	—	—	—	—	—	—		137,284	3.13	247,386
Douglas L. Groves	6/22/2022	Cash	—	226,875	408,375	—	—	—	—		—	—	—
	7/14/2022	2023 PSU	—	—	—	—	7,241	14,482	—		—	—	22,375
	7/14/2022	2022 PSU	—	—	—	—	4,150	8,300	—		—	—	10,749
	7/14/2022	2021 PSU	—	—	—	—	4,150	8,300	—		—	—	9,753
	12/2/2022	RSU	—	—	—	—	—	—	22,321	(3)	—	—	69,865
	12/2/2022	Options	—	—	—	—	—	—	—		77,160	3.13	139,042
Kerry A. Shiba	2/3/2023	RSU	—	—	—	—	—	—	27,964		—	—	124,999
	2/3/2023	Options	—	—	—	—	—	—	—		27,964	4.47	125,001
Todd Kreter	6/22/2022	Cash	—	180,000	324,000	—	—	—	—		—	—	—
	7/14/2022	2023 PSU	—	—	—	—	4,382	8,764	—		—	—	13,540
	7/14/2022	2022 PSU	—	—	—	—	2,905	5,810	—		—	—	7,524
	7/14/2022	2021 PSU	—	—	—	—	2,905	5,810	—		—	—	6,827
	12/2/2022	RSU	—	—	—	—	—	—	13,392	(3)	—	—	41,917
	12/2/2022	Options	—	—	—	—	—	—	—		46,296	3.13	83,425
William M. Cousins	6/22/2022	Cash	—	177,000	318,600	—	—	—	—		—	—	—
	7/14/2022	2023 PSU	—	—	—	—	4,382	8,764	—		—	—	13,540
	12/2/2022	RSU	—	—	—	—	—	—	13,392		—	—	41,917
	12/2/2022	Options	—	—	—	—	—	—	—		46,296	3.13	83,425
______________________
(1)Reflects the potential amount payable (not the actual amount paid) upon achievement of the management objectives described under the heading “Fiscal 2023 Cash-Based Bonus Plan” above.
(2)In accordance with SEC rules and ASC 718, due to the annual setting of performance goals under the PSUs granted during Fiscal 2023, ASC 718 requires the grant date value to be calculated with respect to one-third of the total PSUs in each year of the three-year performance period. SEC rules require presentation that is consistent with ASC 718, and amounts shown at “target” represent one-third of the total “target” number of PSUs granted during Fiscal 2023 at “target” levels. As applicable, the separate rows for each named executive officer reflects one-third of the 2021 PSU grant, one-third of the 2022 PSU grant, and one-third of the 2023 PSU grant, each based on the portion of each grant related to 2023 performance. For an overall description of equity award programs, see the discussion above under the heading “Fiscal 2023 Long-Term Incentive Awards.”

(3)The dollar amounts shown represent the grant date fair values of stock and option awards granted in Fiscal 2023 determined in accordance with ASC 718. For a discussion of valuation assumptions used in the calculations, see Note 9 of Notes to Consolidated Financial Statements, included in Part II, Item 8 in the Company's Annual Report on Form 10-K for Fiscal 2023.
Outstanding Equity Awards at 2023 Fiscal Year End
The following table sets forth the outstanding equity awards held by each named executive officer as of March 31, 2023. For an overall description of equity award programs, see the discussion above under the heading “Fiscal 2023 Long-Term Incentive Awards.” The vesting of equity awards held by the named executive officers is subject to each officer’s continued service with the Company, and is subject to acceleration under certain circumstances as discussed under the heading “Potential Payments upon Termination of Employment and Changing in Control” below.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Outstanding Options Exercisable (#)	Number of Securities Underlying Outstanding Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)
J. Joseph (“Joe”) Bergera Chief Executive Officer, President and Director	1,350,000	—	$2.38	09/23/15	09/22/25
	150,000	—	4.91	03/03/17	03/02/27
	250,000	—	5.52	02/16/18	02/15/28
	225,000	—	4.16	12/10/18	12/09/28
	187,500	62,500	5.10	12/09/19	12/08/29
	68,750	68,750	4.80	11/16/20	11/15/30
	25,000	75,000	5.00	11/18/21	11/17/31
	—	137,284	3.13	12/02/22	12/01/32
						103,022	483,173
								35,855	103,022

Douglas L. Groves Chief Financial Officer, Senior Vice President of Finance and Secretary(5)	150,000	50,000	4.92	12/04/19	12/03/29
	25,000	25,000	4.80	11/16/20	11/15/30
	12,500	37,500	5.00	11/18/21	11/17/31
	—	77,160	3.13	12/02/22	12/01/32
						47,220	221,462
								15,541	47,220

Kerry A. Shiba Senior Vice President and Chief Financial Officer, Treasurer, and Secretary	—	27,964	4.47	02/03/23	02/02/33
						27,964	131,151
								—	27,964

Todd Kreter Senior Vice President and General Manager of Advanced Sensor Technologies	75,000	—	4.91	03/03/17	03/02/27
	75,000	—	5.52	02/16/18	02/15/28
	60,000	—	4.16	12/10/18	12/09/28
	52,500	17,500	5.10	12/09/19	12/08/29
	17,500	17,500	4.80	11/16/20	11/15/30
	9,375	28,125	5.00	11/18/21	11/17/31
	—	46,296	3.13	12/02/22	12/01/32
						32,066	150,390
								10,192	32,066

William M. Cousins Senior Vice President and Chief Product Officer	15,625	46,875	3.19	03/21/22	03/20/32
	—	46,296	3.13	12/02/22	12/01/32
						32,142	150,746
								4,382	32,142
_______________________
(1)All options vest in four equal annual installments following the date of grant.

(2)Each RSU represents the right to receive one share of our common stock if vesting is satisfied. These RSUs were granted under the 2016 Omnibus Incentive Plan and vest 50% after two years from the vesting commencement date, and 50% after the third year from the vesting commencement date, upon named executive officer’s completion of each year of continued service with the Company.
(3)The dollar value is based on the closing price of our common stock on the last business day of Fiscal 2023: $4.69.
(4)Each PSU represents the right to receive one share of our common stock if vesting is satisfied. The number of PSUs that vest at the end of the three-year performance period will depend on the Company's completion of performance objectives.
(5)Mr. Groves ceased to serve as our Chief Financial Officer, Senior Vice President of Finance and Secretary on February 3, 2023. Pursuant to his amended employment agreement, all of Mr. Grove's outstanding options continued vesting until June 2, 2023, which was the date he ceased his employment with the Company.
Fiscal 2023 Option Exercises and Stock Vested Table
The following table provides information regarding the shares acquired upon the vesting of restricted stock units and performance restricted stock units held by the named executive officers during Fiscal 2023. There were no option exercises by the named executive officers during Fiscal 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Joe Bergera	44,768	180,580
Douglas L. Groves	16,452	67,636
Kerry A. Shiba	—	—
Todd Kreter	11,516	47,344
William M. Cousins	—	—
(1) Value realized is determined by multiplying (i) the market price of a common share on the date of vesting by (ii) the number of shares which vested.
Non-Qualified Deferred Compensation for Fiscal 2023
Deferred Compensation Plan. Effective October 1, 2020, the Company adopted the Iteris, Inc. Non-Qualified Deferred Compensation Plan (the “DC Plan”). The DC Plan consists of two plans, one that is intended to be an unfunded arrangement for eligible key employees who are part of a select group of management or highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and one for the benefit of nonemployee members of our Board of Directors. Key employees, including our executive officers, and our nonemployee directors who are notified regarding their eligibility to participate and delivered the DC Plan enrollment materials are eligible to participate in the DC Plan. Under the DC Plan, we will provide participants with the opportunity to make annual elections to defer up to 75% of their base salary, up to 100% of their annual bonus, and up to 100% of any granted time-based restricted stock unit awards. Our nonemployee directors may elect to defer up to 100% of their eligible cash compensation and equity awards. A participant is always 100% vested in his or her own elective cash deferrals and any earnings thereon.
Elective deferrals of equity awards are credited to a bookkeeping account established in the name of the participant with respect to an equivalent number of shares of our common stock, and such credited shares are subject to the same vesting conditions as are applicable to the equity award subject to the election. The Company established a rabbi trust to finance our obligations under the DC Plan with corporate-owned life insurance policies on participants, and the assets held within this trust are subject to the claims of the Company’s creditors.
Under the DC Plan, we will be obligated to deliver on a future date deferred cash compensation credited to the participant’s account, adjusted for any positive or negative investment results from the investment alternatives selected by the participant under the DC Plan, or with respect to deferrals of equity awards, an issuance of shares of our common stock. These obligations are unfunded, unsecured general obligations of the Company and rank in parity with other unsecured and unsubordinated indebtedness of us, subject to the claims of our general creditors. However, deferrals of equity awards under the DC Plan are deemed rights to receive an issuance of our common stock and may not be deemed allocated to any investment fund.
A participant’s rights under the Plan are not transferable except upon death of the participant.

With respect to the portion of the bookkeeping account allocated to an investment fund, each account will be payable in cash. The portion of the bookkeeping account allocated to deferrals of equity awards will be payable in an issuance of shares of our common stock.
Payments will be distributed in connection with either the participant’s separation of service or a selected specified distribution date or dates, depending upon the distribution election made by the participant at the time of deferral. However, if a participant’s service with us terminates prior to the selected specified distribution date or dates, payment will instead be made or commence in connection with such separation from service. A participant’s account balance may be distributed in a lump sum or, if elected by a participant, in up to 15 substantially equal installments (up to 5 annual installments for any distributions in respect of equity award accounts); however, any distribution upon a separation from service prior to attaining age 55 will be paid in a lump sum, regardless of the payment timing elected. If a participant’s service terminates with us due to death, all of a participant’s accounts will become immediately payable in a single lump sum. In addition, participants may be entitled to receive payments through certain unforeseeable emergency withdrawals. Payments scheduled to be made under the Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the Code.
A committee appointed by our board of directors administers the Plan. We can amend or terminate the Plan at any time, but no such action shall unilaterally reduce a participant’s account balance without his or her consent prior to the date of such action. However, we may adopt any amendments to the Plan that we deem necessary or appropriate to preserve the intended tax treatment of the Plan benefits or to otherwise comply with the requirements of Section 409A of the Code and related guidance.
The following table shows the non-qualified deferred compensation activity for each named executive officer during Fiscal 2023.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals /Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Joe Bergera	37,380	—	—	200,903
Douglas L. Groves (3)	137,334	—	(118,598)	476,770
Kerry A. Shiba (4)	—	—	—	—
Todd Kreter	22,093	—	—	97,097
William M. Cousins	—	—	—	—
(1)Amounts included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for Fiscal 2023.
(2)No above market or preferential earnings are provided under the DC Plan because the investment choices available under such plans are identical to the investment choices available in the 401(k) Plan, which is a qualified plan. Consequently, none of the earnings reported in this table are included in the Summary Compensation Table set forth above.
(3)Mr. Groves ceased to serve as our Chief Financial officer, Senior Vice President of Finance and Secretary on February 3, 2023.
(4)Mr. Shiba started to serve as our Senior Vice President and Chief Financial Officer, Treasurer, and Secretary on February 3, 2023.
The DC Plan provides investment options amongst which participants make investment allocations that provide the basis on which gains and losses are attributed to account balances under the plan, and such options may change from time to time.
Potential Payments upon Termination of Employment and Change in Control
The Company does not have any employment agreements or change in control arrangements in effect with any of our named executive officers other than the agreements described below. In addition, upon a change in control, our NEOs may be eligible for payments of amounts deposited by them, and returns on those investments, under the DC Plan, as further described above under the heading “Non-Qualified Deferred Compensation for Fiscal 2023.”
Equity Award Vesting

The plan administrator of the 2016 Omnibus Incentive Plan has the discretion to determine whether outstanding equity awards held by our NEOs are to vest upon a termination of employment or upon a change in control, but our equity plans do not provide for any automatic “single trigger” acceleration of equity awards upon a change in control.
Options and RSUs granted to our named executive officers are eligible for accelerated vesting under certain circumstances. In the event of an executive’s termination due to death or permanent disability, a pro rata portion of the options and RSUs shall vest on the date of such termination based on the amount of time elapsed in the vesting period. In addition, if an executive’s employment is terminated by us other than for misconduct or the executive resigns for good reason (each such term as defined in the 2016 Omnibus Incentive Plan), in each case within 18 months following the effective date of a change in control, then the executive will receive two years’ additional vesting of options and RSUs.
PSUs granted to our named executive officers are also eligible for accelerated vesting under certain circumstances. In the event of an executive’s termination due to death or permanent disability prior to a change in control, a pro rata portion of the PSUs shall vest on the date of such termination based on the amount of time elapsed in the performance period and our actual performance relative to the performance metrics applicable to the PSUs through such date. Upon a change in control, a number of PSUs will remain eligible to vest on the last day of the three-year performance period as is determined based on our actual performance relative to the performance metrics applicable to the PSUs through the date of such change in control, subject to the executive’s continued employment through such date. However, if an executive’s employment is terminated by us other than for misconduct or the executive resigns for good reason, or in the event of an executive’s termination due to death or permanent disability in each case within 18 months following the effective date of the change in control, then the executive will receive two years’ additional vesting of PSUs based on our actual performance relative to the performance metrics through the date of such termination.
Iteris, Inc. Executive Severance Plan
The Iteris, Inc. Executive Severance Plan was adopted on February 5, 2018 and amended and restated effective on June 4, 2019 (the “Severance Plan”). Each individual employed by the Company or its subsidiary, who is an officer subject to Section 16 of the Exchange Act, and who is not otherwise covered by an employment agreement that includes severance terms (the “Eligible Employees”), is eligible to receive severance payments under the Severance Plan upon certain qualifying terminations of employment. Currently, that means Messrs. Shiba, Kreter and Cousins are covered.
The Severance Plan provides Eligible Employees with severance payments in the event that an Eligible Employee’s employment with the Company or its subsidiaries is terminated either (a) by the Company without Cause not in connection with a Change in Control (“Non-CIC Qualifying Termination”) or (b) if in connection with or within 12 months following a Change in Control, which, for Eligible Employees employed by that business, includes a divestiture of a material business, by the Eligible Employee for Good Reason or by the Company without Cause (a “CIC Qualifying Termination”). Capitalized terms not otherwise defined herein are defined in the Severance Plan.
Non-CIC Qualifying Termination.   Upon a Non-CIC Qualifying Termination, an Eligible Employee will receive the following:
•the Eligible Employee’s annual base salary, payable in substantially equal installment payments over the one-year period following termination, in accordance with the Company’s normal payroll practices; and
•reimbursement for monthly COBRA premiums for the 12-month period following termination or until the Eligible Employee receives substantially similar medical coverage from another employer.
CIC Qualifying Termination. Upon a CIC Qualifying Termination, an Eligible Employee will receive the following:
•the Eligible Employee’s annual base salary, payable in a lump sum on the next payroll date after the 61st day following termination; and
•reimbursement for the monthly COBRA premiums for the 12-month period following termination, or until the Eligible Employee receives substantially similar medical coverage from another employer.
The severance payments are subject to the Eligible Employee’s execution, within 60 days following termination, of a severance agreement that includes a release of claims and certain non-solicitation, confidentiality, and non-disparagement restrictions.
The Company may amend or terminate the Severance Plan at any time by providing at least 90 days’ advance written notice to each Eligible Employee, provided that no such amendment or termination that has the effect of reducing or diminishing the right of any Eligible Employee will be effective unless one year’s advance written notice is provided to Eligible Employees, and such amendment or termination will not be effective if a Change in Control occurs during the one-year notice period.

Agreement with Joe Bergera
In connection with his hiring, we entered into an employment agreement with Joe Bergera, our Chief Executive Officer, dated September 8, 2015, pursuant to which Mr. Bergera receives an annual base salary (currently $463,000), which may be increased from time to time at the discretion of the Compensation Committee. Mr. Bergera is also be eligible to participate in our executive bonus plan as then in effect and his potential bonus for each year will be established annually by the Board or a committee of the Board. The agreement renews for successive one-year periods until September 2025 unless either we or Mr. Bergera provide written notice of non-renewal at least 30 days prior to the end of the initial term or renewal term, as applicable.
If Mr. Bergera’s employment with the Company is terminated without Cause (as such term is defined in the agreement) during the term of the agreement, Mr. Bergera will be entitled to receive (i) salary continuation payments for 12 months following his termination, (ii) a lump sum payment equal to the pro-rated portion of his target bonus established by the Compensation Committee for the fiscal year in which his employment is terminated, and (iii) reimbursement for the cost of COBRA coverage for a period of up to 12 months following the termination. If Mr. Bergera is terminated without Cause or resigns for Good Reason within 12 months following a Change in Control (as such terms are defined in the agreement), Mr. Bergera will be entitled to receive (i) a lump sum payment equal to 125% of his base salary as then in effect, (ii) a lump sum payment equal to the pro-rated portion of his target bonus established by the Compensation Committee for the fiscal year in which the termination occurs, and (iii) reimbursement for the cost of COBRA coverage for a period of up to 12 months following the termination. In addition, upon termination of his employment due to death, Mr. Bergera’s estate or beneficiaries will be entitled to receive a lump sum payment equal to 50% of his then current base salary.
Agreement with Douglas L. Groves
In connection with his hiring, we entered into an employment agreement with Douglas L. Groves, our former Chief Financial Officer, Senior Vice President of Finance and Secretary, dated December 15, 2019, which was amended effective February 3, 2023, when he stepped down from his position and assumed the role of senior advisor to the Company. Until June 2, 2023, Mr. Groves (i) continued his employment with the Company in the role of senior advisor, (ii) continued to receive his base salary and employee benefits, (iii) was eligible to receive his annual bonus under the Fiscal 2023 Bonus Plan; and (iv) PSUs and equity grants continued to vest, until his employment with Iteris terminated.

Agreement with Kerry A. Shiba

In connection with his hiring, we entered into an employment agreement with Kerry A. Shiba, our Senior Vice President and Chief Financial Officer, Secretary, and Treasurer, dated January 30, 2023, pursuant to which Mr. Shiba will receive an initial annual base salary of $425,000, which may be increased from time to time at the discretion of the Compensation Committee. Pursuant to his agreement, Mr. Shiba received a $30,000 bonus payment for the pro-rated portion of Fiscal 2023 that he served with the Company. Mr. Shiba is eligible to participate in our executive bonus plan with a target bonus of 55% of his annual base salary, based upon Company performance and achievement of individual goals and objectives. Mr. Shiba is also eligible to receive equity grants equal to approximately 60% of his annual base salary, as recommended by management and approved by the Compensation Committee, which will be awarded as part of the Company’s annual equity award cycle.

If Mr. Shiba’s employment with the Company is terminated without Cause or resigns for Good Reason within 6 months following a Change in Control (as such terms are defined in the Severance Plan) (such termination or resignation, a “CIC Qualifying Termination”), Mr. Shiba will be entitled to receive a lump sum payment equal to the pro-rated portion of his target bonus established by the Compensation Committee for the fiscal year in which the CIC Qualifying Termination occurs.

Potential Payments upon Termination of Employment and Change in Control Table

The following table illustrates an estimated amount of compensation or other benefits potentially payable to each of our named executive officers as of March 31, 2023 that would be triggered upon termination of such named executive officer’s employment under various scenarios. The amounts shown assume that such termination (and in the case of a change in control, the change in control) was effective as of March 31, 2023. The value of equity award acceleration reflected in the table below was calculated using the closing price on March 31, 2023 of $4.69 per share. The value for option awards is calculated as the difference between the closing price of our common stock of $4.69 on March 31, 2023 and the exercise price per share of the award multiplied by the number of shares vesting. Actual amounts to be paid can only be determined at the time of a named executive officer’s termination from the Company. These benefits do not include any amounts with respect to fully vested benefits under our 401(k) Plan, or under the DC Plan, which are described above under the heading “Non-Qualified Deferred Compensation for Fiscal 2023”.

	No Change in Control			Change in Control
	Termination Without Cause or for Good Reason ($)	Death ($)	Disability ($)	Termination Without Cause or for Good Reason ($)	Death ($)	Disability ($)
Joe Bergera
Cash Severance	$778,750	$222,500	$111,250	$890,000	$222,500	$111,250
Medical Benefits(1)	29,573	29,573	29,573	29,573	29,573	29,573
Equity Award Acceleration	—	446,470	446,470	973,025	821,505	821,505
Estimated Total	$808,323	$698,543	$587,293	$1,892,598	$1,073,578	$962,328

Kerry A. Shiba
Cash Severance	$425,000	$—	$—	$455,000	$—	$—
Medical Benefits(1)	21,009	—	—	21,009	—	—
Equity Award Acceleration	—	6,707	6,707	131,151	65,576	65,576
Estimated Total	$446,009	$6,707	$6,707	$577,160	$65,576	$65,576

Todd Kreter
Cash Severance	$300,000	$—	$—	$300,000	$—	$—
Medical Benefits(1)	17,563	—	—	17,563	—	—
Equity Award Acceleration	—	124,134	124,134	293,782	239,021	239,021
Estimated Total	$317,563	$124,134	$124,134	$611,345	$239,021	$239,021

William M. Cousins
Cash Severance	$295,000	$—	$—	$295,000	$—	$—
Medical Benefits(1)	6,015	—	—	6,015	—	—
Equity Award Acceleration	—	42,333	42,333	212,396	137,023	137,023
Estimated Total	$301,015	$42,333	$42,333	$513,411	$137,023	$137,023

(1) Calculated based on the premiums payable to elect benefit continuation coverage by the named executive officer pursuant to COBRA for 12 months and for the actual level of group medical, dental and vision coverage in effect as of March 31, 2023.
Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Iteris is providing the following disclosure, as it applies to smaller reporting companies, regarding executive compensation for our principal executive officer (“PEO”) and non-PEO named executive officers (“non-PEO NEOs”) and Company performance for the fiscal years listed below.

Pay Versus Performance Table
As required by Item 402(v) of Regulation S-K, as adopted by the SEC, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three completed fiscal years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been reported in the Summary Compensation Table, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for Fiscal Years 2021, 2022 and 2023. Note that for our non-PEO NEOs compensation is reported as an average.

Fiscal Year	Summary Compensation Table Total for PEO($)(1)	Compensation Actually Paid to PEO($)(1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs($)(2)	Average Compensation Actually Paid to Non-PEO NEOs($)(2)(3)	Value of Initial Fixed $100 Investment based on Total Shareholder Return ($)	Net Income ($ in thousands)
2023	1,141,479	1,747,658	658,336	893,645	54	(14,855)
2022	1,285,814	(734,931)	663,365	114,444	(54)	(7,080)
2021	1,466,988	2,470,447	782,525	1,823,803	108	10,134
(1) The PEO in each reporting year is Joe Bergera. The amounts reported as “Compensation Actually Paid to PEO” are computed in accordance with Item 402(v) of Regulation S-K but do not necessarily reflect the amount of compensation actually earned by, or paid to, our PEO in the applicable year. All computations involving shares that may be issued under awards subject to performance-based vesting under the Long-Term Incentive Plans for Fiscal Years 2021, 2022 and 2023 are based upon the value of performance-based shares at target, the same basis used in the Summary Compensation Table. The negative value for “Compensation Actually Paid to PEO” in 2022 reflects the decline in value of the equity awards granted to our PEO.
(2) The non-PEO NEOs for Fiscal 2023 are Douglas L. Groves, Kerry A. Shiba, Todd Kreter, and William M. Cousins. The non-PEO NEOs for Fiscal 2022 are Douglas L. Groves, Todd Kreter, and William M. Cousins. The amounts reported as “Average Compensation Actually Paid to Non-PEO NEOs” are computed in accordance with Item 402(v) of Regulation S-K but do not necessarily reflect the amount of compensation actually earned by, or paid to, our non-PEO NEOs individually or as a group in the applicable year. All computations involving shares that may be issued under awards subject to performance-based vesting under the Long-Term Incentive Plans for Fiscal Years 2021, 2022 and 2023 are based upon the value of performance-based shares at target, the same basis used in the Summary Compensation Table.
(3) The following table illustrates the adjustments to total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid:

	Fiscal Year 2023		Fiscal Year 2022		Fiscal Year 2021
	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Total Compensation from Summary Compensation Table	$1,141,479	$658,336	$1,285,814	$663,365	$1,466,988	$782,525
Adjustments for Equity Awards
Adjustment for grant date fair values in Summary Compensation Table	(465,890)	(198,474)	(633,068)	(205,174)	(577,513)	(170,094)
Fiscal year-end fair value of unvested awards granted in the current year	515,055	194,156	108,213	43,285	504,347	136,731
Fiscal year-over-year differences of year-end fair values for unvested awards granted in previous years	480,461	227,671	(1,225,011)	(332,705)	1,076,625	1,046,925
Difference in fair values between prior fiscal year-end fair values and vest date fair values for awards granted in prior years which vested in the current year	76,553	11,956	(270,879)	(52,985)	—	27,716
Awards granted in prior years that were forfeited or failed to meet the applicable vesting conditions during the covered fiscal year	—	—	—	(1,342)	—	—
Total Adjustments for Equity Award	606,179	235,309	(2,020,745)	(548,921)	1,003,459	1,041,278
Compensation Actually Paid (as calculated)	$1,747,658	$893,645	$(734,931)	$114,444	$2,470,447	$1,823,803

Pay Versus Performance Graphical Description
The illustrations below provide a graphical description of “Compensation Actually Paid” (CAP) compared to both our cumulative “Total Shareholder Return” (TSR) and our net income (loss):
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of March 31, 2023 regarding shares of our common stock that may be issued under our equity compensation plans, including the 2007 Omnibus Incentive Plan, the 2016 Omnibus Incentive Plan, ESPP and the Inducement Plan. Other than the Inducement Plan, each of these plans has been approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	6,868,380	(1)	$4.04	2,098,285	(2)
Equity compensation plans not approved by security holders(3)	75,731		$4.69	224,269
_______________________
(1) Includes 6,287,505 shares subject to outstanding stock option awards, 497,434 shares subject to outstanding RSU awards and 83,441 shares subject to outstanding PSUs (at “target” performance levels), as of March 31, 2023.
(2)Includes 444,870 shares remaining available for issuance under the ESPP as of March 31, 2023, of which 444,870 shares were eligible to be purchased pursuant to the offering period in effect on such date.
(3)On December 4, 2020, the Board of Directors approved the Inducement Plan in conjunction with the TrafficCast acquisition. The terms of the Inducement Plan are substantially similar to the terms of the Company’s 2016 Omnibus Incentive Plan with the exception that incentive stock options may not be granted under the Inducement Plan. The Inducement Plan was adopted by the Board of Directors without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.
The Board initially reserved 300,000 shares of the Company’s common stock for issuance pursuant to awards granted under the Inducement Plan. In accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules, awards under the Inducement Plan may only be made to an employee who has not previously been an employee or member of the Board or any parent or subsidiary, or following a bona fide period of non-employment by the Company or a parent or subsidiary, and only if he or she is granted such award in connection with his or her commencement of employment with the Company or a subsidiary and such grant is an inducement material to his or her entering into employment with the Company or such subsidiary. No future awards will be issued under the Inducement Plan.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The accounting firm of Deloitte & Touche LLP (“Deloitte”) has been engaged by our Audit Committee to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2024. Deloitte has been our principal independent registered public accounting firm since October 2015. Information regarding the services provided to us by Deloitte during Fiscal 2023 and Fiscal 2022 is set forth below under the heading entitled “Matters Related to Independent Registered Public Accounting Firm.”
We are asking our stockholders to ratify the selection by the Audit Committee of Deloitte as our independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2024 and to perform other appropriate services. Although stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the appointment of Deloitte to our stockholders for ratification at the Annual Meeting as a matter of good corporate governance and to provide a means by which our stockholders may communicate their opinion to the Audit Committee. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee feels that such a change would be in the best interests of the Company and our stockholders.
A representative of Deloitte is expected to be present at the Annual Meeting, and that representative will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.
Vote Required
The affirmative vote of a majority of the common stock, present or represented by proxy and entitled to vote at the Annual Meeting, will be required for ratification of the selection of Deloitte as our independent registered public accounting firm for Fiscal 2024.
Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote “FOR” the ratification and approval of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2024.

MATTERS RELATED TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees Paid to Independent Registered Public Accounting Firm
The following table sets forth the fees we have paid to Deloitte in the following categories and amounts during Fiscal 2023 and Fiscal 2022:

	Year Ended March 31,
Fee Category	2023	2022
Audit fees	$1,184,829	$1,028,214
Audit related fees	1,895	43,895
Tax fees	—	—
All other fees	—	—
Total fees	$1,186,724	$1,072,109

Audit Fees. Audit fees consist of fees billed for professional services rendered in connection with the audit of our overhead rate and the audit of our annual consolidated financial statements for the applicable fiscal year and review of our consolidated financial statements included in our quarterly reports on Form 10-Q, Annual Report on Form 10-K (and 10-K/A) and other regulatory filings for such fiscal year.

Audit Related Fees. Audit related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reporting under “Audit Fees.” Audit related fees for Fiscal 2023 were related to a subscription to Deloitte’s Accounting Research Tool. Audit related fees for Fiscal 2022 were related to the review of our registration statements on Form S-3 and Form S-8 and a subscription to Deloitte’s Accounting Research Tool.

Tax Fees. Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. There were no tax fees billed by Deloitte for Fiscal 2023 or Fiscal 2022.

All Other Fees. There were no fees billed by Deloitte in Fiscal 2023 or Fiscal 2022 for any other services.
Audit Committee Pre-Approval Policies and Procedures

All engagements for services by Deloitte or other independent registered public accountants are subject to prior approval by the Audit Committee; however, de minimis, non-audit services may instead be approved in accordance with applicable SEC rules. The prior approval of the Audit Committee was obtained for all services provided by Deloitte for Fiscal 2023 and Fiscal 2022.

The Audit Committee reviewed and discussed the services rendered by Deloitte during Fiscal 2023, as well as the fees paid for such services, and has determined that the provision of such services by Deloitte, and the fees paid for such services, were compatible with maintaining Deloitte’s independence.
Audit Committee Report
The following is the report of the Audit Committee with respect to the audited consolidated financial statements for the fiscal year ended March 31, 2023 included in the Annual Report.

Our management is responsible for the Company’s financial reporting process, including its systems of internal control over financial reporting, and for the preparation of its financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of our consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles (“GAAP”) and the effectiveness of our internal control over financial reporting. The role and responsibility of the Committee is to monitor and oversee these financial processes on behalf of the Board.

The members of the Audit Committee are not employees of Iteris and are not, nor do they represent themselves to be, accountants or auditors by profession, and they do not undertake to conduct auditing or accounting reviews or procedures. Therefore, in performing the Audit Committee’s oversight role, the Audit Committee necessarily must rely on management’s representations that it has maintained appropriate accounting and financial reporting principles and policies, and appropriate internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations, and that the Company’s financial statements have been prepared with integrity and objectivity and in conformity with GAAP, and on the representations of our independent registered public accounting firm included in its reports on the Company’s financial statements.

In this context, the Audit Committee hereby reports as follows:
1.   The Audit Committee has reviewed and discussed our consolidated audited financial statements with our management.
2.   The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).
3.   The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence.
4.   Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board, and the Board approved, that the consolidated audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2023 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors: Gerard M. Mooney Laura L. Siegal Dennis W. Zank (Chairman)
The information contained in the foregoing Audit Committee Report is not “soliciting material” and is not deemed filed with the SEC. Such report is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of July 27, 2023, the number and percentage ownership of our common stock by (i) all persons known to us to beneficially own more than 5% of the outstanding common stock, (ii) each of the named executive officers, (iii) each of our directors, and (iv) all of our current executive officers and directors as a group. To our knowledge, except as otherwise indicated, each of the persons named in this table has sole voting and investment power with respect to the common stock shown as beneficially owned, subject to community property and similar laws, where applicable.

	Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Samjo Capital, LLC, Samjo Management, LLC and Andrew N. Wiener(3)	3,346,000	7.8%
Cowen Prime Advisors LLC(4)	2,349,950	5.5%
The Vanguard Group(5)	2,152,627	5.0%
Joe Bergera(6)	2,178,170	4.9%
Douglas L. Groves(7)	239,823	*
Kerry A. Shiba	—	*
Todd Kreter(8)	377,172	*
Will Cousins	—	*
Gerard M. Mooney(9)	92,904	*
Gary Hall	—	*
Laura L. Siegal(10)	81,963	*
Thomas L. Thomas(11)	229,964	*
Kimberly Valentine-Poska	—	*
Dennis W. Zank(12)	63,971	*
All current executive officers and directors as a group (11 persons)(13)	3,263,967	7.4%
_______________________
*    Less than 1%.
(1)    The address of each of the directors and officers is 1250 S. Capital of Texas Hwy., Bldg. 1, Suite 330, Austin, TX 78746.

(2)    Based on 42,741,744 shares of common stock outstanding as of July 27, 2023. Shares of common stock subject to options or warrants which are exercisable within 60 days of July 27, 2023 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Other than as described in the preceding sentence, shares issuable upon exercise of outstanding options and warrants are not deemed to be outstanding for purposes of this calculation. In addition to the shares held in the individual’s name, the number of shares indicated also includes shares held for the benefit of the named person under our 401(k) plan.

(3)    Pursuant to a Schedule 13G/A filed on February 10, 2023 with the SEC, Samjo Capital, LLC reported that through the following beneficial owners the following voting power: (1) Samjo Capital, LLC has shared voting power with respect to 3,280,000 shares, (2) Samjo Management, LLC has shared voting power with respect to 3,280,000 shares, and (3) Andrew N. Wiener has shared voting power with respect to 3,280,000 shares, sole voting power with respect to 66,000 shares, and sole dispositive power with respect to 66,000 shares. Mr. Wiener is the sole Managing Member of Samjo Capital, LLC and Samjo Management, LLC. The address for Samjo Capital, LLC is 599 Lexington Avenue, 27th Floor, New York, NY 10022.

(4)    Pursuant to a Schedule 13G filed on February 9, 2022 with the SEC, Cowen Prime Advisors LLC reported that, through its various clients, it has shared dispositive power with respect to 2,349,950. The address for Cowen Prime Advisors is 599 Lexington Avenue, Floor 21, New York, NY 10022.

(5) Pursuant to a Schedule 13G filed on February 9, 2023 with the SEC, The Vanguard Group reported that, through its various clients, it has shared dispositive power with respect to 2,152,627. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(6)    Consists of (i) 121,920 shares held directly by Mr. Bergera and (ii) 2,056,250 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 27, 2023.

(7)    Consists of (i) 12,323 shares held directly by Mr. Groves; (ii) 15,000 shares held in a trust, of which Mr. Groves is a trustee, and (iii) 212,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 27, 2023.

(8)    Consists of (i) 87,489 shares held directly by Mr. Kreter, (ii) 308 shares held in an individual retirement account by Mr. Kreter, and (iii) 289,375 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 27, 2023.

(9) Consists of (i) 67,982 shares held directly by Mr. Mooney and (ii) 24,922 shares subject to RSUs that vest within 60 days after July 27, 2023.

(10)    Consists of (i) 57,041 shares held directly by Ms. Siegal and (ii) 24,922 shares subject to RSUs that vest within 60 days after July 27, 2023.

(11) Consists of (i) 87,896 shares held directly by Mr. Thomas, (ii) 117,146 shares held by Mr. Thomas’s Trust, and (iii) 24,922 shares subject to RSUs that vest within 60 days after July 27, 2023.

(12) Consists of (i) 39,049 shares held directly by Mr. Zank and (ii) 24,922 shares subject to RSUs that vest within 60 days after July 27, 2023.

(13) Includes (i) 2,558,125 shares issuable upon exercise of options held by the current executive officers and directors as a group that are currently exercisable or will become exercisable within 60 days after July 27, 2023 and (ii) 99,688 shares subject to RSUs held by the executive officers and directors as a group that vest within 60 days of July 27, 2023.

ENVIRONMENTAL, SOCIAL, GOVERNANCE AND RELATED MATTERS
We believe that leadership in ethical, environmental, social, governance and related matters will have a positive impact on our business, employees, customers and communities we serve. Accordingly, we adopted policies that help us to implement these standards.
Code of Ethics and Business Conduct
Our Board has adopted a Code of Ethics and Business Conduct (“Code of Ethics”), which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The full text of our Code of Ethics is available under the “Corporate Governance” heading on the Investor Relations section of our website at www.iteris.com. We will also provide an electronic or paper copy of the Code of Ethics, free of charge, upon request made to our Corporate Secretary. If any substantive amendments are made to our Code of Ethics, or if any waiver (including any implicit waiver) of any provision of the Code of Ethics is granted that is required to be disclosed under the rules of the SEC, such amendment or waiver will be disclosed at the same location on our website, or, if required, in a current report on Form 8-K.
In March 2022, our Board adopted updates to our Code of Ethics to empower our directors, officers and employees to be responsible for carrying out and monitoring compliance to our Code of Ethics by reporting known or suspected illegal or unethical behavior without retaliation. Directors and officers are to report such behaviors to the Chair of our Audit Committee and employees (not directors or officers) are to report such behaviors to our Board of Directors or appropriate management representative. Complaints, concerns or questions pertaining to accounting, internal accounting controls or auditing matters, or financial fraud, securities fraud or other securities law violations are to be reported to our Board of Directors or to members of our Audit Committee. Additional methods to anonymously report these behaviors is provided in our Code of Ethics, which is staffed by a third-party company operating 24 hours a day, 7 days a week. We have a policy of non-retaliation and abide by federal and state laws providing legal protection to certain types of whistleblowers. We believe our Code of Ethics help foster an ethical workplace and culture of integrity as well as promote the high standards of ethical conduct we value.
Environmental, Social and Governance Practices
Environmental, social and governance (“ESG”) practices are becoming increasingly important to our stockholders, customers, and employees and our Board supports Iteris in pursuing thriving communities. In June 2020, our Board adopted an Environmental Policy Statement and Human Rights Policy to further our commitment to continually improve how Iteris operates. In January 2022, our Board expanded the Environmental Policy Statement by ratifying its support of environmental goals of the United Nations Global Compact. In November 2020, our Board ratified our Occupational Health and Safety Policy Statement to support safety practices and maintaining a healthy work environment. In December 2020, our Board ratified our Policy Statement Against Trafficking in Persons and Slavery to instill a climate of full compliance with laws concerning prohibitions of trafficking in persons, including implementing a standard annual mandatory training program on anti-slavery and human trafficking to employees. In November 2021, our Board ratified updates to the Policy Statement Against Trafficking in Persons and Slavery by adding onboarding and bi-annual training programs and awareness education and initiatives, including how to identify signs of violations of human rights, such as slavery and human trafficking. In addition to and among other updates, Iteris is committed to respecting the rights of all people, with a careful focus on marginalized or underrepresented groups, including women, people with disabilities, and racial or ethnic minorities. In addition to the foregoing, it is our intent to further our commitment by conducting regular climate risk assessments in support of disclosure, such as any potential various natural disasters. The full text of our Environmental Policy, Human Rights Policy, Occupational Health and Safety Policy, and Statement Against Trafficking in Persons and Slavery are available under the “Corporate Governance” heading on the Investor Relations section of our website at www.iteris.com.
As a global leader in smart mobility infrastructure management, we work with public and private-sector partners to increase the efficiency of mobility, which has the benefit of reducing carbon emissions, all as part of our commitment to a cleaner, healthier and more sustainable future. By reducing delays and stops as part of traffic signal timing projects, improving the efficiency of public transit via signal priority programs, reducing time spent roadside for heavy-emitting commercial freight vehicles during inspection, to name just a few examples, our industry-leading portfolio of smart mobility infrastructure management solutions is currently helping cities and states to reduce their carbon footprint. In February 2022, we released a Sustainability White Paper to illustrate our commitment to the advancement of the transition to carbon-free mobility in our services and solutions. The full text of our Sustainability White Paper is available under the “Overview” heading on the Investor Relations section of our website at www.iteris.com.

In August 2022, we released our Fiscal 2022 ESG Report in response to feedback from our investors and other stakeholders. Our Fiscal 2022 ESG Report provides information about our key ESG principles, including environmental stewardship, social responsibility in people and culture, and excellence in corporate governance. The full text of our Fiscal 2022 ESG Report, as well as current updates, are available under the “Overview” heading on the Investor Relations section of our website at www.iteris.com.

Supply Chain Responsibility

We are committed to advancing supply chain responsibility by reducing risk, improving product quality, and raising overall performance of our suppliers. In furtherance of this commitment, in December 2020 our Board ratified our Conflict Minerals Policy Statement to support preventing profits from the sale of tantalum, tin, tungsten, and gold from funding conflict in the Democratic Republic of the Congo and adjoining countries. The full text of our Conflict Minerals Policy Statement is available under the “Corporate Governance” heading on the Investor Relations section of our website at www.iteris.com.
Diversity and Inclusion
Consistent with our core values, we promote diversity and inclusion in every aspect of our business. We are an equal opportunity employer and make employment decisions on the basis of merit. We are focused on being an employer of choice of all talent, where employees feel like they belong. We administer all phases of our employment practices without regard to race, ethnicity, religious creed, color, national origin, ancestry, disability, sex, gender, gender identity, gender expression, sexual orientation, transgender identity, age, military or veteran status, or any other consideration made unlawful by law. Additionally, as a contractor for the United States Government, we develop and implement an annual action plan to (1) assess our inclusion of women, members of minority groups, protected veterans, and individuals with disabilities into our workforce, (2) establish goals for increased inclusion and (3) implement strategies to reach those goals. In furtherance of these values, our Board has adopted the Diversity and Inclusion Policy to promote, encourage, and develop our employees to their full potential and utilize their unique talents. The full text of our Diversity and Inclusion Policy is available under the “Corporate Governance” heading on the Investor Relations section of our website at www.iteris.com.
In furthering the Diversity and Inclusion Policy, we are committed to provide transparent disclosure with the goal to increasing gender and ethnic/racial diversity throughout the Company, including among our leadership ranks. The Company intends to continue monitoring women and racial and ethnic minorities in order to track its trend over time and enable our stockholders to track the progress that we make in advancing diversity in our workforce. At the conclusion of Fiscal 2023, women represented 29% of our total employee base and 25% of our management and executive employee base. Racial and ethnic minorities represented 39% of our total employee base and 29% of management and our executive employee base.

Investment in our Employees

There are several programs we implemented and maintain for the financial and educational well-being of our employees and their families. For example, we have an Employee Stock Purchase Plan (“ESPP”), which provides employees with the opportunity to share in the ownership of Iteris and its performance through the purchase of shares of the Company’s stock. ESPP allows eligible employees to accumulate contributions through after-tax payroll deductions to purchase shares of Iteris stock at a 5% discount. Our 401(k) plan has an 93.0% participation rate among eligible employees, with annual training and monthly educational sessions held at each Iteris location.

We continue to invest in employee development and engagement for the benefit of our employees and Iteris. For example, we offer a comprehensive training program that includes online, on-demand training; classroom-based technical training and certification; and classroom-based leadership training and individualized coaching. The leadership training and individualized coaching is facilitated by an independent management consulting firm. In Fiscal 2022, there were 15 graduates from the leadership training and coaching program, and we anticipate a similar number of graduates in Fiscal 2023. We track various metrics, including employee retention to measure the impact of our employee development and engagement programs. Therefore, we are voluntarily disclosing, and currently plan to continue to disclose going forward, the Company’s turnover rate metric to routinely track and guide the Company’s retention activities, as necessary. The Company’s total turnover rate for Fiscal 2022 was 23.5% and the turnover rate of our professional staff was 18%.

ADDITIONAL MATTERS
Certain Transactions with Related Persons
Since April 1, 2022, other than the agreements and transactions described in “Executive Compensation and Other Matters” above, there has not been, nor is there any proposed transaction, where we (or any of our subsidiaries) were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two fiscal years and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
Delinquent Section 16(a) Reports

The members of our Board of Directors, our executive officers, and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock.

Based solely upon our review of the Section 16(a) reports in our records for fiscal year 2023 transactions in our common stock, we believe that during the fiscal year 2023 and prior fiscal years our officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except for Messrs. Mooney, Thomas, Zank and Ms. Siegal, who filed Forms 4 on September 14, 2022 reporting the vesting of a previously reported restricted stock unit on September 8, 2022.
Annual Report
A copy of our Annual Report, including our Annual Report on Form 10-K for Fiscal 2023, accompanies the proxy materials being mailed to all stockholders. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Stockholders may obtain a copy of our Annual Report on Form 10-K and any of our other filings with the SEC, without charge, by writing to Investor Relations, Iteris, Inc., 1250 S. Capital of Texas Hwy., Bldg. 1, Suite 330, Austin, Texas 78746. The Annual Report (including the exhibits thereto) is also available on the SEC’s website at www.sec.gov.
Delivery of Documents to Stockholders Sharing an Address
Some street name holders of our common stock may be “householding” our proxy statements and annual reports, which means that we will deliver only one copy of our proxy statement and annual report to multiple stockholders who share the same address (if they appear to be members of the same family), unless we have received oral or written instructions to the contrary. This procedure reduces our printing and mailing costs and related fees. Upon request, we will promptly deliver a separate copy of either document to you if you write us at our corporate offices at Iteris, Inc., 1250 S. Capital of Texas Hwy., Bldg. 1, Suite 330, Austin, TX 78746, Attention: Corporate Secretary, via email at proxymaterials@iteris.com or by telephone: (866) 641-4276. You may also contact us or your Nominee if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
Deadline for Receipt of Stockholder Proposals
Stockholders may present proposals for action at a future meeting or nominate persons for the election of directors only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Pursuant to Rule 14a-8 of the Exchange Act, some stockholder proposals may be eligible for inclusion in our proxy statement for the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). Stockholder proposals that are intended to be presented at our 2024 Annual Meeting and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than April 2, 2024.
If a stockholder wishes to submit a proposal which is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, or wishes to nominate a person as a candidate for election to the Board, the proposal or nomination must be received by us on or between May 10, 2024 and June 10, 2024. If the date of the 2024 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary date of the 2023 Annual Meeting of Stockholders, then the stockholder must submit any such proposal or nomination not later than the close of business of the 10th day following the earlier of (i) the day on which the notice of the meeting was mailed or (ii) public disclosure of the date of such meeting is first made. Stockholders are advised to review our bylaws which contain these advance notice requirements with respect to advance notice of stockholder proposals and director nominations.

In addition, with respect to any proposal that a stockholder presents at the 2024 Annual Meeting that is not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy solicited by the Board for such annual meeting will confer discretionary voting authority to vote on such stockholder proposal to the extent permitted under Rule 14a-4 under the Exchange Act. In addition to satisfying the foregoing requirements, to comply with the “universal proxy rules,” stockholders who intend to solicit proxies in support of director nominees at the 2024 Annual Meeting must include the additional information required by Rule 14a-19(b) under the Exchange Act.
Stockholder proposals must be in writing and should be addressed to our Corporate Secretary, at our principal executive offices at 1250 S. Capital of Texas Hwy., Bldg. 1, Suite 330, Austin, TX 78746. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The presiding officer of the 2023 Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.
Other Matters
The Board is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this proxy statement. If any other matter requiring a vote of the stockholders arise, it is intended that the proxy holders will vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

THE BOARD OF DIRECTORS OF ITERIS, INC.
Austin, Texas July 28, 2023

iteris® VOTE

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2023 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote "FOR" the nominees listed in Proposal 1 and "FOR" each of Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Joe Bergera	☐	☐	☐
02 - Gary Hall	☐	☐	☐
03 - Gerard M. Mooney	☐	☐	☐
04 - Laura L. Siegal	☐	☐	☐
05 - Thomas L. Thomas	☐	☐	☐
06 - Kimberly Valentine-Poska	☐	☐	☐
07 - Dennis W. Zank	☐	☐	☐

Proposal	For	Against	Abstain
2. To approve, by advisory vote, the compensation of our named executive officers.	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2024.	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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ITERIS, INC.

Notice of 2023 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — September 7, 2023

The undersigned stockholder of ITERIS, INC. ("Iteris" or the "Company") hereby appoints JOE BERGERA and KERRY SHIBA, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held virtually via the internet at meetnow.global/MD5FVCL, and at any adjournments or postponements thereof, and to vote all shares of common stock of the Company held of record by the undersigned as of the close of business on July 27, 2023, with all the powers the undersigned would possess if personally present, in accordance with the instructions on this proxy.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED OR, IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1 AND "FOR" EACH OF PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

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C Non-Voting Items

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